UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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UNIVERSAL INSURANCE HOLDINGS, INC.

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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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1110 West Commercial Boulevard, Fort Lauderdale, Florida 33309

(954) 958-1200

April 27, 2018

Dear Shareholder:

You are cordially invited to attend the 2018 Annual Meeting of Shareholders of Universal Insurance Holdings, Inc. We will hold the meeting at 9:00 a.m., Eastern Time, on June 13, 2018 at the Biltmore, 1 Lodge Street, Asheville, North Carolina 28803.

Enclosed you will find a notice setting forth the business expected to come before the meeting, the Proxy Statement, a proxy card and a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2017. Your vote is very important to us. We encourage you to vote, regardless of the number of shares you own. Whether or not you plan to attend the meeting in person, please submit your proxy by mail, internet or telephone to ensure that your shares are represented and voted at the meeting. The methods available to vote your shares are described in the Proxy Statement and on your proxy card.

Our 2017 financial results were very strong, highlighted by continued organic growth from both our home state of Florida and our expansion efforts into other states, solid underwriting profitability and meaningful growth in both net income and book value per share. We achieved these excellent results despite the occurrence of Hurricane Irma, which made landfall in Florida on September 10, 2017 as a Category 4 storm on the Saffir-Simpson Hurricane Scale, and caused a wide swath of damage across the entire Florida Peninsula and throughout the Southeastern United States. We demonstrated the true value of our business model in the wake of Hurricane Irma’s landfall, and we are proud of how well the entire Universal team responded to this devastating event. Our comprehensive reinsurance program performed as expected, limiting net losses incurred from one of Florida’s largest hurricanes in over a decade, while our vertically integrated structure produced various income streams in the months following the storm, and our superior claims handling and catastrophe response teams delivered excellent service to our policyholders, closing claims in a timely and orderly manner. We believe that Universal emerged from this event as a stronger company, and we remain well-positioned to deliver outstanding value to shareholders throughout 2018 and beyond.

I would like to thank you for your continued confidence in our company.

Sincerely,

Sean P. Downes
Chairman and Chief Executive Officer

UNIVERSAL INSURANCE HOLDINGS, INC.

1110 West Commercial Boulevard

Fort Lauderdale, Florida 33309

(954) 958-1200

www.universalinsuranceholdings.com

NOTICE OF 2018 ANNUAL MEETING OF SHAREHOLDERS

Items of Business
Date and Time	Wednesday, June 13, 2018 9:00 a.m., Eastern Time

◾  Election of ten director nominees named in the Proxy Statement to our Board of Directors for a one-year term

◾   Advisory vote to approve the compensation paid to our Named Executive Officers

◾   Ratification of the appointment of Plante & Moran, PLLC as our independent registered public accounting firm for the 2018 fiscal year

◾  Transaction of such other business as may properly come before the meeting or any adjournment thereof

Place	Biltmore 1 Lodge Street Asheville, North Carolina 28803
Record Date	Only shareholders of record at the close of business on April 16, 2018 are entitled to receive notice of, and to vote at, the meeting.

Proxy Voting

Please vote promptly. You can vote your shares via the internet, by telephone or by signing, dating and returning the enclosed proxy card in the enclosed postage-paid envelope. Submitting your proxy now will not prevent you from voting your shares at the meeting, as your proxy is revocable at your option.

BY ORDER OF THE BOARD OF DIRECTORS

Stephen J. Donaghy,

Secretary

Fort Lauderdale, Florida

April 27, 2018

PROXY SUMMARY

PROXY STATEMENT

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors (“Board”) of Universal Insurance Holdings, Inc., a Delaware corporation (“Company”, “Universal” or “UVE”), of proxies to be voted at the 2018 Annual Meeting of Shareholders, to be held at the Biltmore, 1 Lodge Street, Asheville, North Carolina 28803, on Wednesday, June 13, 2018, at 9:00 a.m., Eastern Time, and at any and all postponements or adjournments thereof, for the items of business set forth in the accompanying Notice of 2018 Annual Meeting of Shareholders. This Proxy Statement, Notice of 2018 Annual Meeting of Shareholders, accompanying proxy card and our Annual Report on Form 10-K for the fiscal year ended December 31, 2017 are available at http://www.proxyvote.com.

To reduce our costs and decrease the environmental impact of our proxy materials, in lieu of mailing our proxy materials, we will send a Notice of Internet Availability of Proxy Materials (the “Notice”) to certain of our shareholders containing instructions on how to access our proxy materials online. If you receive a Notice, you will not receive a printed copy of the proxy materials in the mail. Instead, the Notice instructs you on how to access and review the proxy materials online and on how to submit your proxy online. If you received a Notice and would like to receive a copy of our proxy materials, follow the instructions contained in the Notice to request a copy electronically or in paper form. The Notice and printed copies of our proxy materials, as applicable, are expected to be mailed to shareholders on or about April 27, 2018.

PROXY SUMMARY

Meeting Agenda and Board Vote Recommendations

Item Number	Meeting Agenda Item	Board Vote Recommendation	Page Reference

1	Election of ten directors named in this Proxy Statement for an annual term ending in 2019	FOR EACH NOMINEE	5 – 7

2	Advisory vote to approve the compensation paid to the Company’s Named Executive Officers	FOR	14 – 25

3	Ratification of the appointment of Plante & Moran, PLLC as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2018	FOR	26

Company Overview and Business Strategy

Universal is a Fort Lauderdale, Florida-based insurance holding company that operates through a vertically integrated structure and performs all aspects of insurance underwriting, distribution and claims. Universal has two insurance company subsidiaries:

•

Universal Property & Casualty Insurance Company (UPCIC) is one of the leading writers of homeowners insurance in Florida and is fully licensed and has commenced operations in 17 states (Alabama, Delaware, Florida, Georgia, Hawaii, Indiana, Maryland, Massachusetts, Michigan, Minnesota, New Hampshire, New Jersey, New York, North Carolina, Pennsylvania, South Carolina and Virginia). UPCIC has also received a Certificate of Authority in Illinois, Iowa and West Virginia.

•

American Platinum Property and Casualty Insurance Company (APPCIC) currently writes homeowners multi-peril insurance on Florida homes valued in excess of $1 million and is licensed to write Fire, Commercial Multi-Peril, and Other Liability (collectively, “Commercial Residential”) lines of business in Florida.

The key tenets of our business strategy include:

•

Pursue Profitable Growth with a Focus on Organic Development We continue to pursue profitable growth both within Florida and through expansion into other states, while continuing to expand Universal DirectSM and adding new products when prudent (such as the Commercial Residential line of business that we introduced in Florida in late 2016).

•

Optimize our Reinsurance Program as our Risk Profile Changes We expect to continue to obtain what we believe to be appropriate reinsurance limits, coverage and terms so that our policyholders and shareholders are adequately protected in the event of an active hurricane season.

•

Continue to Build and Enhance Our Claims Operations We plan to continue to enhance our superior claims division, highlighted by our proprietary claims administration system, which we developed over the last decade and allows us to efficiently process nearly all aspects of claims resolution for our policyholders, as well as by our Fast Track initiative, which expedites the claims settlement process to close certain types of claims in as little as 24 hours.

UNIVERSAL INSURANCE HOLDINGS, INC.	Proxy Statement	1

PROXY SUMMARY—CONTINUED

•

Maintain an Emphasis on Underwriting Discipline We seek to generate a consistent underwriting profit on the business we write in hard and soft markets through carefully developed underwriting guidelines informed by our experience in evaluating risks and in handling and processing claims.

•	Provide High Quality Service to our Policyholders We strive to provide excellent customer service to each of our policyholders throughout every aspect of our business. We believe our vertically integrated business model provides a superior level of customer service for our policyholders, enhancing our reputation and increasing the likelihood that our policyholders will renew their policies with us.

Performance Highlights

Key financial achievements for 2017 include:

•

Direct premiums written overall grew by $101.3 million, or 10.6%, to $1,055.9 million compared to 2016. In Florida, direct premiums written grew by $63.3 million, or 7.4%, to $924.0 million. Outside of Florida, direct premiums written grew by $38.0 million, or 40.4%, to $131.9 million.

•	Net premiums earned grew by $56.4 million, or 8.9%, to $688.8 million compared to 2016.

•	Total revenues increased by $66.6 million, or 9.7%, to $751.9 million compared to 2016.

•	Net income increased by $7.5 million, or 7.6%, to $106.9 million compared to 2016.

•	Diluted earnings per share increased by $0.20, or 7.1%, to $2.99 per common share compared to 2016.

•	Declared and paid dividends per common share of $0.69, including a $0.13 special dividend in December.

•	Repurchased approximately 771,000 shares in 2017 at an aggregate cost of $18.1 million.

•	Generated a Return on Average Equity of 25.7% for 2017.

Although Hurricane Irma caused substantial losses, our vertically integrated structure and comprehensive reinsurance program substantially limited the overall financial impact from this damaging storm.

For further details about our 2017 performance, please see our Annual Report on Form 10-K for the fiscal year ended December 31, 2017.

Key operational achievements and milestones for 2017 include:

•

Our Florida business continued to grow in 2017. We received regulatory approval for an overall 3.4% average statewide rate increase in Florida during 2017, which we began using on December 7, 2017 for new business and on January 26, 2018 for renewal business.

•

We also continued to make progress on our geographic expansion initiative, as we commenced writing homeowners policies in New Jersey and New York, and we received Certificates of Authority from Illinois and Iowa.

•	We offered Universal DirectSM in all 16 states in which we wrote policies as of December 31, 2017.

•

Our comprehensive reinsurance program performed as designed and as expected during Hurricane Irma, limiting our exposure to the largest hurricane to make landfall in Florida in the past decade, and enabling us to report an underwriting profit during both the third quarter of 2017 and the full year 2017.

•

We experienced a meaningful increase in headcount during the year (from 483 full-time employees as of February 14, 2017 to 558 full-time employees at February 9, 2018), with the majority of those increases coming within our claims department. In particular, we added significant headcount in connection with our build-out of the subrogation and litigation teams within our claims department.

The following charts demonstrate the achievements of our executive team since Sean P. Downes, Chairman and Chief Executive Officer, and Jon W. Springer, President, Chief Risk Officer, and Director assumed leadership in February 2013.

2	UNIVERSAL INSURANCE HOLDINGS, INC.	Proxy Statement

PROXY SUMMARY—CONTINUED

UNIVERSAL INSURANCE HOLDINGS, INC.	Proxy Statement	3

PROXY SUMMARY—CONTINUED

Director Nominees

We strive to maintain a committed, engaged Board with the diverse, independent skill set demanded by its oversight role.

				Committee Membership
Name	Age	Director Since	Principal Occupation	Nominating & Governance	Compensation	Audit	Investment	Risk
Sean P. Downes (Chairman and CEO)	48	2005	Chairman and Chief Executive Officer, Universal Insurance Holdings, Inc.				X
Scott P. Callahan	64	2013	President and Managing Member of SPC Global RE Advisors, LLC; Former EVP of Everest Reinsurance Holdings	X			X
Kimberly D. Cooper	40	2017	Chief Information Officer and Chief Administration Officer, Universal Insurance Holdings, Inc.					X
Darryl L. Lewis	53	2013	Trial Attorney with Searcy Denney Scarola Barnhart & Shipley, P.A.	Chair		X		Chair
Ralph J. Palmieri	70	2014	Retired Insurance Company Executive from The Hartford Insurance Group				Chair
Richard D. Peterson	50	2014	CFO of Dermavant Sciences, Inc.; Former CFO of Sienna Biopharmaceuticals, Inc.		X	Chair
Michael A. Pietrangelo (Lead Independent Director)	75	2010	Lawyer with Pietrangelo Cook, PLC	X	Chair
Ozzie A. Schindler	49	2007	Lawyer with Greenberg Traurig LLP			X
Jon W. Springer	48	2013	President and Chief Risk Officer, Universal Insurance Holdings, Inc.				X	X
Joel M. Wilentz, M.D.	83	1997	Founding Member of Dermatology Associates and the Centers for Cosmetic Enhancement in Florida	X	X

Denotes Board members added since our current management team assumed leadership in 2013.

Governance Highlights

•	Seven of our ten director nominees are independent.

•	We added six new directors to the Board since 2013.

•

Our independent directors elect our lead independent director, who chairs regularly-scheduled executive sessions at which our independent directors discuss matters without management present, including management’s performance, succession planning and Board effectiveness.

•

We have five Board committees: Audit Committee, Compensation Committee, Nominating and Governance Committee, Investment Committee and Risk Committee, with Audit Committee, Compensation Committee and Nominating and Governance Committee comprised exclusively of independent directors.

•	Our directors are elected annually.

•

We have outreach and engagement with our largest shareholders and have established a telephone hotline to allow shareholders to communicate any concerns to our independent directors on an anonymous basis.

•	The Board routinely focuses on continuing director education for all directors and Board orientation for new directors.

•	The Board and each committee conduct an annual evaluation of its performance.

•	Senior management succession planning is a top Board priority. The Board devotes significant attention to identifying and developing talented senior leaders.

4	UNIVERSAL INSURANCE HOLDINGS, INC.	Proxy Statement

CORPORATE GOVERNANCE

CORPORATE GOVERNANCE

The Board is responsible for overseeing management and providing sound governance on behalf of our shareholders. The Board selects our executive officers, delegates responsibilities for the conduct of day-to-day operations to such officers and monitors the performance of our officers.

Board Membership Criteria and Nominations

In selecting candidates for director, the Nominating and Governance Committee of the Board looks for individuals with strong personal attributes including:

•	Integrity: Directors should demonstrate high ethical standards and integrity in their personal and professional dealings.

•	Accountability: Directors should be willing to be accountable for their decisions as directors.

•	Judgment: Directors should possess the ability to provide wise and thoughtful counsel on a broad range of issues.

•	Responsibility: Directors should interact with each other in a manner that encourages responsible, open, challenging and inspired discussion.

•	High Performance Standards: Directors should have a history of achievements that reflects high standards for themselves and others.
•	Commitment and Enthusiasm: Directors should be committed to, and enthusiastic about, their service on the Board.

•	Courage: Directors should possess the courage to express views openly, even in the face of opposition.

The Board maintains no formal policy regarding Board membership diversity. In nominating directors, the Board considers, among other things, functional areas of experience, educational background, employment experience and leadership performance.

The Board generally believes that the Nominating and Governance Committee and the Board are best situated to identify candidates with appropriate industry and related expertise to meet the Company’s needs; however, we will carefully consider any director nominees recommended by shareholders. If a shareholder desires to formally propose a director nominee at the annual meeting, or to put a proposal on the agenda for the annual meeting, our bylaws establish an advance notice procedure that must be complied with in order to do so.

Director Nominees

The current directors of the Company are set forth below, each of whom is also a director nominee. If elected, each nominee is expected to serve until the 2019 Annual Meeting of Shareholders or until his or her successor is duly elected and qualified.

Name	Age	Position	Date of Joining the Board
Scott P. Callahan	64	Director	2013
Kimberly D. Cooper	40	Director, Chief Information Officer and Chief Administrative Officer	2017
Sean P. Downes	48	Chairman and Chief Executive Officer	2005
Darryl L. Lewis	53	Director	2013
Ralph J. Palmieri	70	Director	2014
Richard D. Peterson	50	Director	2014
Michael A. Pietrangelo	75	Director	2010
Ozzie A. Schindler	49	Director	2007
Jon W. Springer	48	Director, President and Chief Risk Officer	2013
Joel M. Wilentz, M.D.	83	Director	1997

Scott P. Callahan became a director of the Company in 2013. Mr. Callahan has more than thirty years’ experience in the property and casualty reinsurance industry. Mr. Callahan currently serves as President and Managing Member of SPC Global RE Advisors LLC, a consulting firm specializing in reinsurance matters, a position he has held since 2013. Until 2011, Mr. Callahan served as Executive Vice President of Everest Reinsurance Holdings, Inc. and Everest

Reinsurance Company since 2002. Mr. Callahan also served as a director of Everest Reinsurance Company from 2001 to 2011, a director of Everest International Reinsurance, Ltd. from 2003 to 2007, and director of Everest Reinsurance (Bermuda), Ltd. from 2001 to 2007. His broad knowledge of the reinsurance industry allows Mr. Callahan to provide valuable perspective to the Board, particularly on matters related to the Company’s reinsurance program.

UNIVERSAL INSURANCE HOLDINGS, INC.	Proxy Statement	5

CORPORATE GOVERNANCE—CONTINUED

Kimberly D. Cooper became a director of the Company in 2017. Ms. Cooper joined the Company in 2007 and became Chief Administrative Officer in June 2015 and Chief Information Officer in February 2015. Prior to assuming these roles, Ms. Cooper spent eight years in the Company’s internal audit department, serving as both IT Manager and then IT Audit Director. She managed IT general controls reviews and new application deployment and performed ongoing security and risk awareness training to improve operational efficiencies and ensure ongoing compliance with regulatory requirements. Ms. Cooper brings to the Board significant experience in information technology, risk management, regulatory compliance and operational efficiency practices.

Sean P. Downes became Chairman and Chief Executive Officer of the Company in 2013. Mr. Downes also served as President of the Company from 2013 to March 10, 2016. Prior to becoming President and Chief Executive Officer, Mr. Downes served as Senior Vice President and Chief Operating Officer of the Company since 2005 and Chief Operating Officer of UPCIC, a wholly-owned subsidiary of the Company, since 2003. Mr. Downes has served as a director of the Company since 2005 and as a director of UPCIC since 2003. Prior to joining UPCIC, Mr. Downes was Chief Operating Officer of Universal Adjusting Corporation, a wholly-owned subsidiary of the Company, from 1999 to 2003. As an experienced financial and operational leader within the insurance industry, Mr. Downes brings to the Board a broad understanding of the strategic priorities and operational demands facing the Company.

Darryl L. Lewis became a director of the Company in 2013. Mr. Lewis is an established trial attorney in Florida and throughout the southeast region of the United States. Mr. Lewis has been a shareholder with the law firm of Searcy Denney Scarola Barnhart & Shipley, P.A. since 2003. Mr. Lewis has been named in the Best Lawyers in America publication in connection with his litigation practice since 2007 and in the South Florida Legal Guide as one of Florida’s top trial lawyers. Mr. Lewis’s extensive knowledge of the Florida business and legal markets makes him a valuable member of the Board.

Ralph J. Palmieri became a director of the Company in 2014. Mr. Palmieri has more than 40 years of experience in the insurance and reinsurance industries. Mr. Palmieri served in various capacities with The Hartford Insurance Group and its subsidiaries from 1976 until his retirement in 2007, including Senior Vice President, Specialty Lines, for The Hartford and President and Chief Operating Officer of The Hartford’s surplus lines subsidiary, First State Management Group (formerly known as Cameron and Colby Co.), from 1988 to 2007. Mr. Palmieri brings an acute understanding of the insurance and reinsurance industries and executive leadership experience to the Board.

Richard D. Peterson became a director of the Company in 2014. Mr. Peterson has over 20 years of experience in the areas of executive management, finance and accounting. Mr. Peterson is currently the Chief Financial Officer of Dermavant Sciences, Inc., a position he has held since 2018. From 2017 to 2018, Mr. Peterson was the Chief Financial Officer of Sienna Biopharmaceuticals, Inc., a public pharmaceutical company. Mr. Peterson also served as Chief Financial Officer of Novan, Inc., a public pharmaceutical company, from 2015 to 2017. Mr. Peterson served in various executive roles at Medicis Pharmaceutical Corporation from 1995 to 2012, including as Executive Vice President, Chief Financial Officer and Treasurer from 2008 to 2012. Mr. Peterson has an understanding of corporate governance matters and experience with financial reporting and executive leadership that make him a valued member of our Board.

Michael A. Pietrangelo became a director of the Company in 2010. Since 1998, Mr. Pietrangelo has practiced law and has been of counsel to the firm of Pietrangelo Cook, PLC. Mr. Pietrangelo is admitted to the bars of the states of New York and Tennessee and the District of Columbia. He served on the board of directors of MRI Interventions Inc., a publicly traded research and development company, from 2010 to 2014, and he currently serves on the board of directors of the American Parkinson Disease Association, a not-for-profit organization focused on serving the Parkinson’s community. Mr. Pietrangelo also serves as the managing partner of The Theraplex Company, LLC, a privately held skin care company. He brings valuable experience to the Board in corporate governance, legal and financial matters as a result of his positions as a lawyer, executive and director of privately held and public companies, as well as nonprofit organizations.

Ozzie A. Schindler became a director of the Company in 2007. Mr. Schindler has been a shareholder with the law firm of Greenberg Traurig LLP since 2005, specializing in all aspects of international tax planning. He is admitted to both the Florida and New York bars. Mr. Schindler provides strong regulatory, accounting, financial, risk analysis, internal audit, compliance, corporate governance and administrative skills and experience to the Board.

Jon W. Springer became a director of the Company in 2013. Mr. Springer became President and Chief Risk Officer of the Company as of March 10, 2016. Prior to taking on such role, he served as an Executive Vice President and Chief Operating Officer of the Company since 2013. Mr. Springer was an Executive Vice President of Universal Risk Advisors, Inc., a wholly-owned subsidiary of the Company, from 2006 through 2008, and an Executive Vice President of Blue Atlantic Reinsurance Corporation (“Blue Atlantic”), a wholly-owned subsidiary of the Company, from 2008 to 2013. Before joining Universal Risk Advisors, Inc. in 2006, Mr. Springer was an Executive Vice President of Willis Re, Inc. and was responsible for managing property and casualty operations in its Minneapolis office. Mr. Springer brings to the Board extensive experience in the property and casualty insurance industry, including with respect to reinsurance arrangements.

Joel M. Wilentz, M.D. became a director of the Company in 1997. Dr. Wilentz is one of the founding members of Dermatology Associates, founded in 1970, and of the Centers for Cosmetic Enhancement in Florida. He is a former member of the Board of Directors of the Neurological Injury Compensation Association for the State of Florida. Dr. Wilentz is, at present, a member of the Board of Governors of Nova Southeastern University. Dr. Wilentz’s general business acumen and deep understanding of the Florida business, professional and regulatory environment allow him to provide independent guidance to the Board on a wide variety of general corporate and strategic matters.

6	UNIVERSAL INSURANCE HOLDINGS, INC.	Proxy Statement

CORPORATE GOVERNANCE—CONTINUED

ITEM 1: ELECTION OF DIRECTORS

The Board, upon the recommendation of the Nominating and Governance Committee, has nominated incumbent directors Scott P. Callahan, Kimberly D. Cooper, Sean P. Downes, Darryl L. Lewis, Ralph J. Palmieri, Richard D. Peterson, Michael A. Pietrangelo, Ozzie A. Schindler, Jon W. Springer and Joel M. Wilentz, M.D. for election to the Board to serve as directors until the 2019 Annual Meeting of Shareholders or until each nominee’s successor is duly elected and qualified or until such director’s earlier death, resignation or removal. The Board has fixed the number of director seats on the Board at ten.

The nominees have consented to be named in this Proxy Statement as director nominees and have indicated their intent to serve if elected. If any nominee becomes unavailable for any reason, or if any vacancy in the slate of directors to be elected at the meeting should occur before the election, the shares represented by the proxy will be voted for the person, if any, who is designated by the Board to replace the nominee or to fill such vacancy on the Board.

A director nominee must receive the affirmative vote of the majority of votes cast at the annual meeting in order to be elected. If elected, each nominee is expected to serve until the 2019 Annual Meeting of Shareholders or until his or her successor is duly elected and qualified. Otherwise, if a director nominee fails to receive the affirmative vote of the majority of votes cast, then he or she shall promptly tender his or her resignation to the Board, and the Board, taking into account the recommendation of the Nominating and Governance Committee, shall subsequently determine whether to accept or reject the resignation, or whether other action should be taken.

THE BOARD RECOMMENDS A VOTE FOR EACH OF ITS NOMINEES FOR ELECTION AS DIRECTORS.

Corporate Governance Framework

The Board’s leadership structure is designed to ensure that authority and responsibility are effectively allocated between the Board and management. In addition to our strong corporate governance practices and the key oversight roles of our lead independent director and committee chairs, each as described below, all directors share equally in their responsibilities as members of the Board and take seriously the charge of leading the Company on behalf of our shareholders. Our corporate governance framework reflects our commitment to independence and corporate responsibility and to promote achievement of our financial goals through responsible development and execution of corporate strategy. Our governance framework enables independent and skilled directors to provide oversight, advice and counsel to promote the interests of the Company and our shareholders. Our governance framework is established and evidenced by our Corporate Governance Guidelines (“Governance Guidelines”), Code of Business Conduct and Ethics (“Code of Conduct”), our risk management program and our commitment to transparent financial reporting. Our Governance Guidelines, Code of Conduct and the charters of each Board committee are available at www.universalinsuranceholdings.com. The Board, along with management, regularly reviews our policies and procedures, charters and practices to ensure that they are appropriate and reflect desired standards of corporate governance.

UNIVERSAL INSURANCE HOLDINGS, INC.	Proxy Statement	7

CORPORATE GOVERNANCE—CONTINUED

Governance Highlights

The following chart highlights our corporate governance practices and principles.

Board Independence	•	Seven of our ten director nominees are independent.
	•	Messrs. Downes and Springer and Ms. Cooper are the members of management who serve as directors.
Board Composition	•	The Nominating and Governance Committee regularly reviews Board performance, assesses gaps in skills or experience on the Board and periodically recommends new directors to add a fresh perspective to the Board while maintaining continuity and valuable historic knowledge.
	•	We have added six new directors to the Board since 2013.
Lead Independent Director	•	Our independent directors elect our lead independent director.
	•	Our lead independent director chairs regularly-scheduled executive sessions at which our independent directors discuss matters without management present, including management’s performance, succession planning and Board effectiveness.
Board Committees	•	We have five Board committees: Audit Committee, Compensation Committee, Nominating and Governance Committee, Investment Committee and Risk Committee.
	•	Our Compensation Committee, Audit Committee and Nominating and Governance Committee are each comprised exclusively of independent directors.
	•	Chairs of the Board committees shape the agenda and information presented to their committees.
Board Oversight of Risk Management	•	The Board seeks to ensure that material risks are identified and managed appropriately, and the Board and its committees regularly review material operational, financial, compensation and compliance risks with senior management.
	•	Our Audit Committee oversees the integrity of our financial reporting process, financial statements and related legal and regulatory compliance.
	•	Our Compensation Committee considers risk in connection with its design of the compensation program for our executives.
	•	Our Nominating and Governance Committee assists in managing risk by regularly reviewing the Company’s governance practices and the composition of the Board and its committees, including with regard to director independence.
	•	Our Investment Committee considers risks related to the investment of the Company’s securities portfolio and the Company’s investment strategy.
	•	Our Risk Committee assists in managing risk by developing and overseeing risk management process and systems of internal controls intended to provide assurance that the Company has identified and evaluated key enterprise risks and implemented mitigating controls.
	•	The Board and management also focus on privacy protection, cybersecurity and information security in an effort to mitigate the risk of cyber-attacks and to protect the Company’s information and that of our customers.
Accountability	•	Our directors are elected annually.
	•	We have outreach and engagement with our largest shareholders and have established a mechanism to allow shareholders to communicate anonymously any concerns to our independent directors.
Open Communications	•	Our committees report to the Board regularly.
	•	The Board promotes open and frank discussions with management.
	•	Our directors have free access to members of management and other employees and are authorized to hire outside consultants or experts at the Company’s expense.
Director Education	•	The Board routinely focuses on continuing director education for all directors and Board orientation for new directors.
Self-Evaluations	•	The Board and each committee conduct annual evaluations of their performance.
Succession Planning	•	Senior management succession planning is a top Board priority. The Board devotes significant attention to identifying and developing talented senior leaders.
Director Stock Ownership	•	Within two years of joining the Board, each director is expected to hold shares of our common stock having a value of at least $25,000.
Clawback Policy; No Hedging or Pledging	•	We have a compensation clawback policy designed to mitigate risk in connection with executive compensation.
	•	Our directors, executive officers and senior accounting and finance personnel may not hedge or short shares of our common stock, engage in options trading, trade on margin or pledge shares of our common stock as collateral.

8	UNIVERSAL INSURANCE HOLDINGS, INC.	Proxy Statement

CORPORATE GOVERNANCE—CONTINUED

Board and Committee Meetings

Meetings of the Board are held regularly each quarter and as may otherwise be required. The Board held four meetings during 2017. We encourage directors to attend the annual meeting of shareholders and expect that they will attend. All of our directors were present at the 2017 Annual Meeting of Shareholders. Other than Mr. Callahan, all of our directors attended at least 75% of the meetings of the Board and the committees on which they served during 2017. Mr. Callahan attended 73% of the Board and Board committee meetings on which he serves during 2017. The meetings he missed were all held on the same day; he could not attend these meetings due to illness in his family.

Board Leadership Structure

The Board believes that it is important to retain flexibility in determining the best leadership structure for the Company as our needs may change over time. The roles of Board Chairman and Chief Executive Officer may be filled by the same or different individuals, which provides the Board the flexibility to determine whether these roles should be combined or separated based on the Company’s circumstances and needs at any given time. The roles of Chairman and Chief Executive Officer of the Company are currently held by the same person, Sean P. Downes. The Board believes that our shareholders are best served at this time by having Mr. Downes fill both positions. Mr. Downes’s tenure and experience with the Company make him the most familiar with the business and challenges the Company faces in the current business environment. His experience and expertise make him the most appropriate person to set agendas for, and lead discussions of, strategic matters affecting our business at this time. Moreover, this structure enables Mr. Downes to act as a bridge between management and the Board and helps to promote unified leadership and direction. The Board believes this structure, together with a strong lead independent director, currently provides appropriate leadership for the Company and facilitates effective communications between the Board and management. Our Chairman is appointed annually by all the directors. The Chairman’s responsibilities, in addition to providing general leadership to the Board, include calling and presiding at Board and shareholder meetings and preparing meeting schedules, agendas and materials.

Independence of Our Directors

NYSE rules require that at least a majority of our directors be independent of the Company and management. The Board has determined that each of our directors, other than Messrs. Downes and Springer and Ms. Cooper, is an “independent director,” as such term is defined by NYSE rules. In making such independence determination with regard to Mr. Ralph Palmieri, the Board considered that Mr. Palmieri’s son, Matthew J. Palmieri, is employed as President of Blue Atlantic, a wholly-owned subsidiary of the Company, and has been with the Company since June 2006. Matthew Palmieri is not an executive officer of the Company. See “Certain Relationships and Related-Party Transactions” for additional details regarding Matthew Palmieri’s employment with Blue Atlantic.

Lead Independent Director; Meetings of Independent Directors

Our independent directors chose Michael A. Pietrangelo to serve as the lead independent director in 2014, and Mr. Pietrangelo continues to serve in this role. Our independent directors met four times in executive session in 2017. Our lead independent director presides over all executive sessions of our independent directors, facilitates communication between management and our independent directors and is available for consultation with major shareholders and other constituencies, as appropriate. Interested parties may anonymously communicate any concerns to our independent directors, including our lead independent director, by calling (877) 778-5463, which is the same number that employees may use to anonymously report complaints to the Audit Committee concerning accounting or auditing matters.

Board and Committee Annual Evaluations

At the direction of the Nominating and Governance Committee, the Board annually conducts a self-evaluation aimed at enhancing effectiveness. The annual assessment process is a key governance tool used by the Nominating and Governance Committee to solicit feedback in a number of areas, including overall effectiveness, communications with management and committee structures. Each committee also performs an annual self-evaluation, which includes an assessment of its effectiveness and a review of the committee charter and other relevant governance practices and procedures. The Nominating and Governance Committee periodically reviews and assesses the evaluation process as well.

The Board’s Role in Risk Oversight

Risk is an inherent part of our business, and effective risk management is a top Board priority. Risk management and key risks identified by management are overseen by the Board and its committees. These include material operational, financial, compensation and compliance risks. The Board and management also focus on privacy protection, cybersecurity and information security in an effort to mitigate the risk of cyber-attacks and to protect the Company’s information and that of our customers.

Our Board committees also help manage risk. The Audit Committee performs a central oversight role with respect to financial and compliance risks. As part of its responsibilities, the Audit Committee discusses with management the Company’s policies and guidelines governing the process by which risk assessment and risk management are undertaken by management, including guidelines and policies to identify major financial risk exposures and the steps management has taken to monitor and control such exposures. The Compensation Committee considers risk in connection with its design of compensation programs for our executives, including confirming that the compensation program does not encourage unnecessary risk taking, as more fully discussed in the Compensation Discussion and Analysis section of this Proxy Statement. The Nominating and Governance Committee assists in managing risk by annually reviewing the composition of the Board and its committees,

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CORPORATE GOVERNANCE—CONTINUED

including with regard to director independence, by assessing the adequacy of our corporate governance policies and procedures and by making recommendations to the Board, as appropriate, regarding modifications to such policies and procedures. The Investment Committee considers risks related to the investment of the Company’s securities portfolio and reviews the performance of the portfolio, compliance with applicable state investment codes and regulations and adherence to the Company’s investment strategy. The Risk Committee is responsible for the development and oversight of risk management processes and systems of internal controls intended to provide assurances to management and the Board that the Company has identified and evaluated key enterprise risks and implemented mitigating controls.

Code of Business Conduct and Ethics

Our Code of Conduct is a critical component in helping us maintain high professional standards. We also provide an internal reporting hotline, through which employees can anonymously report suspected violations of the Code of Conduct or other policies. Suspected violations of the Code of Conduct are investigated by the Company and may result in disciplinary action. The Code of Conduct is publicly available on our website at www.universalinsuranceholdings.com. The Audit Committee annually reviews our Code of Conduct for changes, as appropriate. In the event of an amendment to the Code of Ethics, or a waiver from a provision of the Code of Ethics granted to a senior executive officer, the Company intends to post such information on its website.

Governance Guidelines

Our Governance Guidelines address director independence standards, conflicts of interest, meeting and committee procedures, Board membership criteria, director qualifications and duties and succession planning, among other pertinent governance matters. Our Governance Guidelines are publicly available on our website at www.universalinsuranceholdings.com. The Nominating and Governance Committee annually reviews the Governance Guidelines for changes, as appropriate.

Shareholder Communications

We have established a process for shareholders to send communications to the Board. Shareholders may anonymously communicate any concerns regarding the Company to our independent directors by calling (877) 778-5463, which is the same number that employees may use to anonymously report complaints to the Audit Committee concerning accounting or auditing matters. Upon receipt of any shareholder concerns, our independent directors have discretion whether to convey any such information to our full Board. Shareholders may send other general communications to our Company by mail to our Secretary, Stephen J. Donaghy, at Universal Insurance Holdings, Inc., 1110 West Commercial Boulevard, Fort Lauderdale, Florida 33309.

We proactively engage with our shareholders on a variety of topics, including governance and executive compensation matters, throughout the year.

Committees and Committee Chairs

The Board has appointed strong committee chairs to lead each Board committee in its respective area. All committee chairs are independent and appointed annually by the Board. Committee chairs are responsible for setting meeting agendas, presiding at committee meetings, facilitating open communications with the Board and management and working directly with management in connection with committee matters. Our committees have the authority and the resources to seek legal or other expert advice from independent sources. Each committee reports its actions and recommendations to the full Board on a regular basis.

The following table sets forth the current committee membership, chairpersons and “audit committee financial experts” for our Company:

		Nominating & Governance Committee	Investment Committee	Compensation Committee	Audit Committee	Risk Committee	Audit Committee Financial Expert
Scott P. Callahan	I	Member	Member
Kimberly D. Cooper						Member
Sean P. Downes	C		Member
Darryl L. Lewis	I	Chairperson			Member	Chairperson
Ralph J. Palmieri	I		Chairperson
Richard D. Peterson	I			Member	Chairperson		Expert
Michael A. Pietrangelo	I, LD	Member		Chairperson
Ozzie A. Schindler	I				Member		Expert
Jon W. Springer			Member			Member
Joel M. Wilentz, M.D.	I	Member		Member

I - Independent director; C - Chairman of the Board; LD - Lead Director

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CORPORATE GOVERNANCE—CONTINUED

Audit Committee

The Audit Committee provides oversight of the Company’s financial management, internal audit department and independent auditor. The Audit Committee oversees the quality and effectiveness of the Company’s internal controls, which provide reasonable assurance that assets are safeguarded and that financial reports are properly prepared. The Audit Committee also reviews and monitors the Company’s financial reporting procedures, compliance and disclosure. In performing these functions, the Audit Committee meets periodically with the independent auditor, management and internal auditors (including in private sessions) to review their work and confirm that they are properly discharging their respective responsibilities. In addition, the Audit Committee appoints and evaluates the performance of the independent auditor.

The Audit Committee held six meetings in 2017.

The Board has determined that Messrs. Peterson and Schindler are each an “audit committee financial expert” as defined by Item 407(d)(5) of Regulation S-K promulgated by the SEC.

The Audit Committee’s charter is publicly available on our website at www.universalinsuranceholdings.com. The Audit Committee annually reviews its charter to determine whether any changes are appropriate.

Compensation Committee

The Compensation Committee is responsible for establishing and overseeing the Company’s executive compensation philosophy and principles, reviewing and recommending for approval by the independent directors the compensation for and employment agreement with our Chief Executive Officer, approving the compensation for and employment agreements with certain other executive officers, establishing and evaluating performance-based goals related to compensation, overseeing the design and administration of the 2009 Omnibus Incentive Plan, as amended from time to time (“Omnibus Plan”), and reviewing, and recommending for approval by the full Board, the compensation for our independent directors.

The Compensation Committee held eight meetings in 2017.

The Compensation Committee’s charter is publicly available on our website at www.universalinsuranceholdings.com. The Compensation Committee annually reviews its charter to determine whether any changes are appropriate.

Nominating and Governance Committee

The Nominating and Governance Committee exercises general oversight with respect to the governance of the Board. It assists the Board by identifying individuals qualified to become directors and recommends to the Board nominees for the next annual meeting of shareholders and to fill vacancies in membership of the Board as they occur; recommends to the Board nominees for each committee of the Board; and considers matters relating to corporate governance generally, including assessing the adequacy of our corporate governance policies and procedures and making recommendations to the Board, as appropriate, regarding modifications to such policies and procedures, including our Governance Guidelines and our certificate of incorporation and bylaws. The Nominating and Governance Committee also oversees the director self-evaluation process and is responsible for maintaining orientation and continuing education programs for all directors.

The Nominating and Governance Committee held three meetings in 2017.

The Nominating and Governance Committee’s charter is publicly available on our website at www.universalinsuranceholdings.com. The Nominating and Governance Committee annually reviews its charter to determine whether any changes are appropriate.

Investment Committee

The Investment Committee’s responsibilities include monitoring whether the Company has adopted and adheres to a rational and prudent investment strategy; monitoring whether investment actions are consistent with the Company’s investment strategy, financial objectives and business goals; compliance with legal and regulatory requirements pertaining to investment and capital management and assessing the competence and performance of the Company’s third-party investment advisers. The Investment Committee does not make operating decisions about market timing, sector rotation or security selection, which are the responsibilities of management and the Company’s third-party investment advisers.

The Investment Committee held four meetings in 2017.

The Investment Committee’s charter is publicly available on our website at www.universalinsuranceholdings.com. The Investment Committee annually reviews its charter to determine whether any changes are appropriate.

Risk Committee

The Risk Committee’s responsibilities include designing, implementing and maintaining an effective risk management framework; evaluating and addressing risk management and capital management matters affecting the Company related to the design and implementation of the Company’s risk management framework; assessing the Company’s enterprise risk management capabilities; maintaining a risk-aware corporate culture; and developing risk tolerance protocols and procedures. The Risk Committee annually reviews the Company’s risk tolerance levels, risk appetite statements and risk management policy.

The Risk Committee held two meetings in 2017.

The Risk Committee’s charter is publicly available on our website at www.universalinsuranceholdings.com. The Risk Committee annually reviews its charter to determine whether any changes are appropriate.

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CORPORATE GOVERNANCE—CONTINUED

Compensation Committee Interlocks and Insider Participation

Richard D. Peterson, Michael A. Pietrangelo and Joel M. Wilentz, M.D. served as members of the Compensation Committee during 2017. There are no Compensation Committee interlocks, meaning that none of our executive officers served on the compensation committee (or its equivalent) or board of directors of another entity for which any of our directors served as an executive officer at any time during 2017.

No compensation committee member is or was an employee or officer of the Company or has any relationship with the Company requiring disclosure as a related party transaction.

Director Compensation

Each independent director currently receives an annual cash retainer of $85,000. In light of the workload and broad responsibilities of their positions, the Chairs of our Board committees each receive an additional annual cash retainer of $15,000. The independent directors are also entitled to receive discretionary grants of non-qualified stock options under our Omnibus Plan.

Messrs. Downes and Springer and Ms. Cooper are employees of the Company and do not receive additional compensation for their Board service.

Director Summary Compensation Table

The table below summarizes the compensation paid to our independent directors for the fiscal year ended December 31, 2017.

Name	Fees Paid in Cash ($)	Stock Awards (1) ($)	Total ($)
Scott P. Callahan	$85,000	—	$85,000
Darryl L. Lewis	$100,000	—	$100,000
Ralph J. Palmieri	$100,000	—	$100,000
Richard D. Peterson	$100,000	—	$100,000
Michael A. Pietrangelo	$100,000	$634,054	$734,054
Ozzie A. Schindler	$85,000	—	$85,000
Joel M. Wilentz, M.D.	$85,000	—	$85,000

[1]

On July 10, 2017, the Company granted Mr. Pietrangelo 25,413 shares of common stock to replace the value of a stock option award that had terminated in 2016 without being exercised. The grant date fair value of the stock issued was $634,054, based on the $24.05 per share closing price on such date, with one-half of these shares subject to transfer restrictions that lapse over two years. As of December 31, 2017, the number of equity awards (in the form of stock options) that were outstanding for each independent director was as follows: Mr. Callahan 40,000, Mr. Lewis 40,000, Mr. Palmieri 50,000, Mr. Peterson 50,000, Mr. Pietrangelo 85,000, Mr. Schindler 40,000 and Mr. Wilentz 40,000.

Stock Ownership Guidelines; No Hedging or Pledging Shares

We believe that our directors should be personally invested in the Company alongside our shareholders. It is expected that, within two years of joining the Board, each director will own shares of our common stock having a value of at least $25,000. Additionally, our directors may not hedge or short shares of our common stock, engage in options trading, trade on margin or pledge shares of our common stock as collateral.

Each director is currently in compliance with these guidelines.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) requires our directors, executive officers and persons who own more than 10% of the Company’s common stock (collectively, “Reporting Persons”) to file initial reports of ownership and reports of changes in ownership with the SEC. Reporting Persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

Based solely on a review of copies of Forms 3, 4 and 5 provided to us and written representations by the Reporting Persons, we believe that, for the year ended December 31, 2017, all of the Reporting Persons timely filed their Section 16 reports.

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CORPORATE GOVERNANCE—CONTINUED

Executive Officers

Our executive officers are elected annually by the Board and serve at the discretion of the Board. The current executive officers of the Company are as follows:

Name	Age	Position
Sean P. Downes	48	Chairman and Chief Executive Officer
Jon W. Springer	48	President, Chief Risk Officer and Director
Stephen J. Donaghy	53	Chief Operating Officer and Secretary
Frank C. Wilcox	52	Chief Financial Officer
Kimberly D. Cooper	40	Chief Administrative Officer, Chief Information Officer and Director

Our executive officers are collectively referred to in this Proxy Statement as our “Named Executive Officers” or “NEOs.” Biographical information about our Named Executive Officers is as follows.

Sean P. Downes. For biographical information on Sean P. Downes, see “Director Nominees.”

Jon W. Springer. For biographical information on Jon W. Springer, see “Director Nominees.”

Stephen J. Donaghy became the Chief Operating Officer of the Company as of March 10, 2016, and Secretary in February 2013. He also served as our Chief Marketing Officer from January 2015 to March 2016, Chief Administrative Officer from February 2013 to June 2015, Chief Information Officer from 2009 to February 2015 and Executive Vice President since 2006. Before joining the Company, Mr. Donaghy held various executive positions at JM Family Enterprises, a private company, including Vice President of Strategic Initiatives, Vice President of Sales and Marketing and Senior Information Officer.

Frank C. Wilcox became the Chief Financial Officer and Principal Accounting Officer of the Company and Chief Financial Officer and Treasurer of the Company’s wholly-owned insurance subsidiaries in 2013. Mr. Wilcox served as the Company’s Vice President – Finance from 2011 to 2013. Prior to joining the Company, Mr. Wilcox held senior corporate accounting positions with Burger King Corporation (2006 to 2011) and BankUnited (2000 to 2006), as well as various auditing, finance, accounting and SEC reporting positions from 1989 to 2000 at Coopers & Lybrand, Blackstone, Dean Witter, CSFB and American Express. Mr. Wilcox has been licensed as a certified public accountant in New York since 1996.

Kimberly D. Cooper. For biographical information on Kimberly D. Cooper, see “Director Nominees.”

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EXECUTIVE COMPENSATION

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

We believe that the compensation provided to the Named Executive Officers for 2017 is aligned with our pay-for-performance philosophy and our overall business performance as evidenced by the key financial and operational milestones presented on pages 2-3 of this Proxy Statement.

2017 Named Executive Officers

Name	Age	Position
Sean P. Downes	48	Chairman and Chief Executive Officer
Jon W. Springer	48	President, Chief Risk Officer and Director
Stephen J. Donaghy	53	Chief Operating Officer and Secretary
Frank C. Wilcox	52	Chief Financial Officer
Kimberly D. Cooper	40	Chief Administrative Officer, Chief Information Officer and Director

This Compensation Discussion and Analysis (the “CD&A”) provides an overview of the Company’s executive compensation program and executive compensation philosophies and objectives. The Compensation Committee oversees our compensation program for our Named Executive Officers and the equity compensation program for the Company’s employees generally.

The Compensation Committee designs our executive compensation program to:

•	attract, retain and reward high-performing executive officers who will drive Company growth and profitability;

•	increase long-term value for shareholders;

•	manage the Company in a prudent and responsible manner; and

•	maintain and enhance the Company’s reputation for operational excellence.

In making its decisions, the Compensation Committee takes into account, among other things:

•	the Company’s performance;

•	shareholder alignment;

•	individual employee performance;

•	the Company’s executive retention needs;

•	the recommendations of the Chief Executive Officer;

•	the terms of applicable employment agreements with the Named Executive Officers; and

•	the advice of the Compensation Committee’s independent compensation consultant and outside legal counsel.

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EXECUTIVE COMPENSATION—CONTINUED

Recent Developments

Response to 2017 Say-on-Pay Shareholder Vote

At the 2017 Annual Meeting of Shareholders, the Company’s shareholders did not approve, on an advisory basis, the compensation paid to the Company’s Named Executive Officers for the year ended December 31, 2016. Of the votes cast, the say-on-pay resolution received 47%.

After this meeting, the Compensation Committee and senior management evaluated how to be responsive to the concerns of shareholders as reflected in this vote, particularly in view of the fact that Mr. Downes’s 2016 Employment Agreement does not expire until December 31, 2018, and Mr. Springer’s 2016 Employment Agreement expired on December 31, 2017.

Mr. Downes proposed an arrangement pursuant to which he would surrender the $4.4 million of stock options and $3.0 million of Performance Stock Units (“PSUs”) he received for 2017 pursuant to the terms of his 2016 Employment Agreement and forgo the $4.4 million and $3.0 million of stock options and PSUs, respectively, that he is entitled to for 2018.

In consultation with the Compensation Committee, the Company evaluated the financial accounting and tax implications of any such surrender, and determined that any such action would be negative for the Company.

From a financial accounting standpoint, any such surrender would accelerate the compensation expense attributable to the stock options and PSUs. From a tax standpoint, as this evaluation was undertaken after the enactment of P.L. 115-97, commonly referred to as the Tax Cuts and Jobs Act (“Tax Act”) on December 22, 2017, the Company was concerned that any such surrender would be viewed as a material modification to Mr. Downes’s 2016 Employment Agreement, thereby jeopardizing the Company’s grandfathered tax deductibility for amounts paid pursuant to certain written binding contracts in place on November 2, 2017. See the discussion at “—Tax Considerations” below.

The Company was similarly concerned that not complying with the terms of Mr. Downes’s 2016 Employment Agreement—i.e., by not granting the $4.4 million in stock options and $3.0 million of PSUs to Mr. Downes in 2018—would also effectively be viewed as a material modification to his 2016 Employment Agreement, thereby also jeopardizing the Company’s grandfathered tax deductibility.

In view of the negative consequences to the Company from a financial accounting standpoint and a tax standpoint, the Compensation Committee determined that it was not advisable to alter the terms of Mr. Downes’s compensation arrangements. Instead, the Compensation Committee negotiated Mr. Springer’s 2018 Employment Agreement, as described below, with a view to similarly modifying Mr. Downes’s future employment agreement, which will likely be in effect as of January 1, 2019, and set the duration of Mr. Springer’s agreement to one year, so that the Compensation Committee will negotiate Mr. Downes’s and Mr. Springer’s employment agreements for 2019 and beyond at the same time.

2018 Employment Agreements

On February 22, 2018, the Company entered into new two-year employment agreements with Messrs. Donaghy and Wilcox and Ms. Cooper, and on April 11, 2018, the Company entered into a new one year employment agreement with Mr. Springer (collectively, the “2018 Employment Agreements”). Messrs. Donaghy’s and Wilcox’s 2018 Employment Agreements are not materially different than their prior agreements, other than a restricted stock grant of 50,000 shares to Mr. Wilcox in 2018, which vests over three years. Ms. Cooper did not have an employment agreement before 2018.

Mr. Springer’s new agreement contains a materially different incentive compensation program, as set forth below, which the Compensation Committee developed in response to the negative say-on-pay vote at the 2017 annual shareholder meeting and in consultation with Pay Governance LLC (“Pay Governance”), an independent adviser to the Compensation Committee.

2018 Annual Incentive Compensation for Mr. Springer

Pursuant to his 2018 Employment Agreement, for 2018, Mr. Springer is entitled to receive an annual incentive award equal to a percentage of his target bonus of $4.5 million (the “Target”) only if the Company’s return on average equity, calculated on a basis that does not reflect the accrual of the annual incentive awards to Messrs. Downes, Springer and Donaghy (“CROAE”, as defined in Mr. Springer’s 2018 Employment Agreement), is at least 10%, as follows:

CROAE	% of Target
10%	25.0%
15%	50.0%
20%	75.0%
25%	85.0%
30%	100.0%
35%	110.0%
40%	120.0%

For CROAE between two thresholds, the applicable percentage of the Target will be determined by straight-line interpolation between the applicable thresholds. CROAE is being used to determine annual incentive compensation for Mr. Springer because management must focus on this performance measure to manage and operate the Company profitably and to grow the Company’s business. This award will be subject to the maximum shareholder-approved amount for an annual incentive award under the Omnibus Plan.

In contrast, for 2017, Mr. Springer was entitled to receive an annual incentive award if the Company’s pre-tax income before the calculation of annual incentive awards paid to Messrs. Downes, Springer and Donaghy (as calculated, the “Compensation Pre-Tax Income”) exceeded $113.5 million. If this threshold was met, Mr. Springer’s annual incentive would equal 1.875% of Compensation Pre-Tax Income if it is less than or equal to $125 million, or 2.5% if it is greater than $125 million. For 2017, Compensation Pre-Tax Income was $184.0 million, and Mr. Springer’s annual incentive award was $4,601,177.

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EXECUTIVE COMPENSATION—CONTINUED

2018 Equity Incentive Compensation for Mr. Springer

Similar to his prior employment agreement, under his 2018 Employment Agreement, Mr. Springer is entitled to receive PSUs with an annual grant date target value of $1 million. The PSUs are subject to both performance vesting and time vesting conditions, similar to prior PSU grants. However, Mr. Springer is no longer entitled to receive stock options with a grant date fair value of $1.5 million.

Rather, the amount of his annual stock option grant, if any, shall be at the discretion of the Compensation Committee, which gives the Committee flexibility to exercise its judgment in view of facts and circumstances at the time of grant.

Tax Considerations

Prior to the December 22, 2017 enactment of the Tax Act, Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) provided that no U.S. income tax deduction was allowable to a publicly held corporation for non-performance-based compensation in excess of $1 million paid to a “covered employee” (generally, the NEOs other than the CFO).

The Tax Act includes numerous changes to existing law, including (1) eliminating the exclusions for commissions or performance-based compensation paid to “covered employees” under Code Section 162(m), (2) expanding the definition of “covered employee” to include anyone serving as CEO or CFO at any point during the year, as well as the three most highly compensated officers as shown in SEC disclosures, and (3) providing that status as a covered employee continues to apply if the person was ever a covered employee for years ending after December 31, 2016. The Tax Act is effective for tax years beginning after 2017, though it includes a transition rule for compensation paid pursuant to certain written binding contracts (such as Mr. Downes’s employment agreement) in place on November 2, 2017 which are not materially modified.

2017 Compensation Components

Other than for Ms. Cooper, who did not have an employment agreement during 2017, the compensation for the Named Executive Officers in 2017 was determined by the terms of the 2016 Employment Agreements, as defined below, in place for each such officer as well as by the Compensation Committee’s discretionary decisions to grant certain equity awards to the Named Executive Officers. For Mr. Wilcox, his 2016 Employment Agreement expired on October 1, 2017 and his compensation from October 1, 2017 to December 31, 2017 was determined by the terms of his 2018 Employment Agreement, as defined below.

Base Salary

For Messrs. Downes, Springer and Donaghy, base salaries were established in their 2016 Employment Agreements. For Mr. Wilcox, his salary before October 1, 2017 was established in his 2016 Employment Agreement and, after October 1, 2017, in his 2018 Employment Agreement. Messrs. Downes’s and Springer’s base salaries will not be increased or decreased during the term of their 2016 Employment Agreements. Base salaries for Messrs. Donaghy and Wilcox and Ms. Cooper may be adjusted by the Compensation Committee at its discretion. In general, base salaries for our NEOs depend on a number of factors, including the size, scope and impact of their role, the market value associated with their role, leadership skills and values, length of service, and individual performance and contributions.

Annual Incentive Compensation

Pursuant to their 2016 Employment Agreements, Messrs. Downes and Springer are entitled to receive an annual incentive award only if the Company’s Compensation Pre-Tax Income exceeds $113.5 million for 2017. If this threshold is met, for Mr. Downes, his annual incentive will equal 3% of Compensation Pre-Tax Income if it is less than or equal to $125 million, or 4% of Compensation Pre-Tax Income if it is greater than $125 million. For Mr. Springer, his annual incentive will equal 1.875% of Compensation Pre-Tax Income if it is less than or equal to $125 million, or 2.5% if it is greater than $125 million. Under his 2016 Employment Agreement, Mr. Donaghy is entitled to an annual incentive award equal to 1.5% of the Company’s net income, which includes the effects of Messrs. Downes’s and Springer’s annual incentive awards and estimated tax payments using the Company’s statutory rate, but not Mr. Donaghy’s annual incentive award (as calculated, the “Compensation Net Income”). Compensation Pre-Tax Income and Compensation Net Income are used to determine annual incentive compensation for these individuals because management must focus on these performance measures to manage and operate the Company profitably and to grow the Company’s business. This approach to annual incentives recognizes the central roles of Messrs. Downes, Springer and Donaghy within the Company. In each case, these awards will be subject to the maximum shareholder-approved amount for an annual incentive award under the Omnibus Plan.

For 2017, the Company’s Compensation Pre-Tax Income was $184.0 million and Compensation Net Income was $106.7 million. The Compensation Committee therefore approved annual incentive awards for 2017 of $7,361,883 for Mr. Downes, $4,601,177 for Mr. Springer and $1,600,381 for Mr. Donaghy.

Mr. Wilcox and Ms. Cooper were not subject to a formulaic annual compensation program in 2017. Based on the recommendation of Mr. Downes, the Compensation Committee awarded discretionary bonuses in the amounts of $275,000 for Mr. Wilcox and $100,000 for Ms. Cooper. Mr. Downes’s recommendation to the Compensation Committee for such discretionary bonuses was based primarily on Mr. Wilcox’s leadership of the Company’s finance and accounting functions and Ms. Cooper’s leadership in the areas of information technology and risk management. In approving the bonus for Mr. Wilcox, the Compensation Committee also took into account input from Mr. Peterson, the Chair of the Audit Committee.

Equity Incentive Compensation

Pursuant to their 2016 Employment Agreements, Messrs. Downes and Springer each received grants of PSUs and stock options in 2017. The PSUs are subject to both performance vesting and time

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EXECUTIVE COMPENSATION—CONTINUED

vesting conditions. For each annual period, the Compensation Committee establishes a performance objective that is set at a target level intended to be challenging yet attainable. No portion of a PSU award shall be earned, and the entire amount will be forfeited, if the target level is not met. In the event the target level is met at the end of the year, two-thirds of the PSU grant will be vested, and the remaining one-third will vest ratably over the following two years. The unvested PSUs will be entitled to receive dividend equivalents, which amounts will be subject to the same time-vesting conditions as the PSUs.

For 2017, the performance objective and target level was to increase the aggregate amount of in-force rate adequate premiums from states other than Florida by at least 25% as compared to 2016. The Company met and exceeded this target level, increasing in-force rate adequate premiums from states other than Florida by 40.4% as compared to 2016. Growth in non-Florida premiums is used to incentivize Messrs. Downes and Springer to execute on the Company’s strategy to increase the Company’s policies in-force outside of Florida in order to grow profitability and diversify revenue and risk.

Under their 2016 Employment Agreements, Messrs. Downes and Springer are entitled to receive PSUs with an annual grant date target value of $3 million and $1 million, respectively (the number of PSUs is based on the applicable dollar value divided by the closing sale price of the Company’s common stock on the date of grant) and stock options with a grant date fair value of $4.4 million and $1.5 million, respectively, as calculated in accordance with the Black-Scholes pricing model used by the Company for financial accounting purposes. The stock options vest ratably over a three-year period.

In general, the Company uses grants of stock options to focus executives on delivering long-term value to shareholders because options have value only to the extent that the price of Company stock on the date of exercise exceeds the stock price on the grant date, as well as to retain executives. The Company did not grant equity awards to the other NEOs in 2017.

Perquisites and Other Benefits

In 2017, the Company provided the following benefits to each of Messrs. Downes, Springer and Donaghy: (1) executive-only Company-paid medical and dental and disability insurance premiums; (2) annual automobile allowance; and (3) executive-only Company-paid premiums for each executive’s term life insurance policy with a death benefit in the amount of $1 million. Mr. Wilcox and Ms. Cooper each also received an annual automobile allowance.

Other than as discussed herein, our Named Executive Officers participate in our corporate-wide benefit programs, which includes participation in the Company’s 401(k) plan. In addition, the Company believes that executives should be able to provide for their retirement needs from the total annual compensation and thus the Company does not provide its Named Executive Officers with any tax-qualified or nonqualified defined benefit pension plans, supplemental executive retirement plans, deferred compensation plans or other forms of compensation for retirement.

Compensation Clawback Policy

Our clawback policy is designed to mitigate risk in connection with executive compensation. The clawback policy seeks to recover certain compensation awarded under our Omnibus Plan. Specifically, the clawback policy provides that if the Board determines that:

•

we are required to restate our financial statements due to material noncompliance with any financial reporting requirement under the law, whether or not such noncompliance is the result of misconduct, and

•

the prior determination of the level of achievement of any performance goal used under the Omnibus Plan is materially incorrect and that such determination caused the award of cash or shares in an amount greater than what should have been paid or delivered had such determination been correct, then the employee must reimburse the Company for the amount of overpayment with respect to an award under the Omnibus Plan, as well as to the extent required by and otherwise in accordance with applicable law and our policies as may be adopted from time to time.

No Hedging or Pledging Shares

Our executive officers and senior accounting and finance personnel may not hedge or short shares of our common stock, engage in options trading, trade on margin or pledge shares of our common stock as collateral.

Compensation Risk Assessment

Our executive compensation program is intended to address, among other things, whether the program pays our executives for performance and whether the program encourages unnecessary or excessive risk taking. We do not believe that our current compensation program creates risks that are reasonably likely to have a material adverse effect on the Company for the following reasons:

•	annual incentive awards are tied to pre-tax income and net income, rather than sales or revenue targets, which could encourage the production of unprofitable business;

•

a significant portion of total compensation is linked to the Company’s long-term performance, which encourages the creation of shareholder value and achievement of key operational and business development goals; and

•	our clawback policy provides additional assurance that risks associated with our compensation plans and policies are further mitigated.

UNIVERSAL INSURANCE HOLDINGS, INC.	Proxy Statement	17

EXECUTIVE COMPENSATION—CONTINUED

History of Compensation Program Evolution

2013: Introduction of New Leadership Team

In February 2013, when we appointed a new leadership team from within our Company – namely, Messrs. Downes, Springer and Donaghy – we entered into new employment agreements with each of them that largely replicated the employment agreements in place with the out-going leadership team. Mr. Downes’s agreement expired on December 31, 2015. At the end of 2014, we renewed Mr. Springer’s and Mr. Donaghy’s agreements for one more year, until December 31, 2015, to give management and the Compensation Committee time to formulate a revised compensation program for all three of these Named Executive Officers.

2015: Evaluate Existing Agreements and Conduct Robust Shareholder Outreach

During 2015 and the early part of 2016, the Compensation Committee negotiated new employment agreements with each of these Named Executive Officers as well as with Mr. Wilcox, who became our Chief Financial Officer in October 2013, and whose employment agreement expired in October 2015, including re-evaluating each of the components of the total compensation payable to the Company’s senior management. In so doing, both senior management and the Compensation Committee were mindful of the fact that the prior employment agreements, which largely tracked the design used by the prior leadership team, were not adequately structured to anticipate the strong success realized by the current leadership team’s entrepreneurial approach. Management and the Compensation Committee were also focused on the results of the shareholder vote on the Company’s say-on-pay proposal at our 2014 Annual Meeting, at which 50.2% of the shares cast approved the compensation paid to our Named Executive Officers and, conversely, at which almost half of the shares cast did not approve of our pay program. We recognize and appreciate the fundamental interest that our shareholders have in the compensation of our executive officers and attempted in the new employment agreements to achieve a greater alignment between shareholder value creation and executive pay in the context of our historical compensation levels and practices.

In 2015, the Compensation Committee retained Pay Governance, to advise the Compensation Committee on the Company’s compensation program for senior management. Pay Governance still serves as an adviser to the Compensation Committee. Pay Governance reports directly to the Compensation Committee and has no other relationships with the Company and provides no other services to the Company. The Compensation Committee works with Pay Governance to review various alternatives for pay design and discussed these compensation alternatives with the Company’s senior management as well as with the Compensation Committee’s outside legal counsel. The Compensation Committee considered market data on compensation programs and pay levels at other companies, but did not set pay levels for 2016 or for future years based on pay levels at competitors or based on any identified peer group of companies. In addition, at the Compensation Committee’s request, management conducted a robust shareholder outreach program, engaging with institutional shareholders holding approximately 40% of our outstanding common stock, as of December 31, 2015, on executive compensation issues.

2016: New Employment Agreements Revised to Reflect Strong Success Realized by New Leadership Team and Respond to Shareholder Feedback

On January 12, 2016, the Company entered into a new three-year employment agreement with Mr. Downes and new two-year employment agreements with Messrs. Springer, Donaghy, and Wilcox (the “2016 Employment Agreements”). The agreements were reviewed on multiple occasions by the independent directors and were approved by the Board (Messrs. Downes and Springer abstaining) upon the recommendation of the Compensation Committee. In consultation with its independent compensation consultant and outside legal counsel, the Compensation Committee considered a range of factors in developing and finalizing the employment agreements, including:

•	the feedback the Company solicited from its institutional investors regarding the prior employment agreements between the Company and the executives;

•	the proposals from management regarding the terms of the 2016 Employment Agreements and management’s reactions to various alternative pay structures suggested by Pay Governance;

•	the Company’s financial performance;

•	total shareholder return and operational and organizational accomplishments since this executive team assumed leadership in February 2013;

•	the importance to the Company of continuing to retain each of Messrs. Downes and Springer;

•	the historical pay levels awarded to the leadership team,

•	the compensation levels requested by Messrs. Downes and Springer in the course of negotiation of the 2016 Employment Agreements; and

•

the leadership team’s commitment to the Company’s strategic initiatives and anticipated further successes. Within the context of the negotiations of the 2016 Employment Agreements, the Compensation Committee endeavored to tie the compensation of Messrs. Downes and Springer more closely to the achievement of performance goals.

18	UNIVERSAL INSURANCE HOLDINGS, INC.	Proxy Statement

EXECUTIVE COMPENSATION—CONTINUED

2017 Summary Compensation Table

The following table sets forth the compensation paid to or earned by the Named Executive Officers during each of the Company’s last three years.

Name and Principal Position	Year	Salary		Bonus		Stock Awards (1)		Option Awards (2)		Non-Equity Incentive Plan Compensation (3)		All Other Compensation (4)		Total
Sean P. Downes, Chairman and CEO	2017 2016 2015	$ $ $	2,217,499 2,306,456 2,278,015		— — —	$ $ $	2,999,997 3,000,002 13,240,000	$ $ $	6,613,750 3,939,027 1,939,795	$ $ $	7,361,883 7,033,024 7,504,396	$ $ $	59,768 57,714 70,128	$ $ $	19,252,897 16,336,223 25,032,334
Jon W. Springer, President, Chief Risk Officer and Director	2017 2016 2015	$ $ $	1,340,625 1,392,187 1,337,416		— — —	$ $ $	1,000,008 1,000,008 1,811,250	$ $	1,499,999 1,906,035 —	$ $ $	4,601,177 4,395,640 4,721,498	$ $ $	28,012 27,359 35,388	$ $ $	8,469,821 8,721,229 7,905,552
Stephen J. Donaghy, Chief Operating Officer	2017 2016 2015	$ $ $	804,375 835,313 802,514		— — —	$ $	— — 966,000		— — —	$ $ $	1,600,381 1,514,096 1,610,902	$ $ $	65,469 59,141 55,538	$ $ $	2,470,225 2,408,550 3,434,954
Frank C. Wilcox, Chief Financial Officer	2017 2016 2015	$ $ $	390,144 393,462 350,000	$ $ $	275,000 250,000 200,000		— — —	$	— — 143,338		— — —	$ $ $	16,408 13,250 13,250	$ $ $	681,552 656,712 706,588
Kimberly D. Cooper, Chief Admin. Officer, Chief Information Officer and Director	2017 2016 2015	$ $ $	200,000 207,692 196,923	$ $ $	100,000 75,000 50,000		— — —	$	— — 143,338		— — —	$ $ $	18,300 30,534 26,309	$ $ $	318,300 313,226 416,570

(1)	The amounts reported in this column for 2017 represent the aggregate grant date fair value of the PSUs granted to Messrs. Downes and Springer pursuant to their 2016 Employment Agreements. Grant date fair value, which is the closing price of our stock on the date of grant, is computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation (“FASB ASC Topic 718”) without regard to forfeitures related to service-based vesting conditions.

(2)	The amounts reported in this column for 2017 represent the aggregate grant date fair value of the stock option awards granted to Messrs. Downes and Springer pursuant to their 2016 Employment Agreements. The amounts disclosed for option awards represent the grant date fair value computed in accordance with FASB ASC Topic 718, which was $10.18, and are estimated using a Black-Scholes option-pricing model utilizing the following assumptions on a weighted average basis: weighted-average volatility, 45.1%; dividend yield, 2.0%; weighted-average risk free interest rate, 1.94%; and expected term in years, 5.84. See Note 9 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2017 for a discussion of the relevant assumptions used in calculating these amounts.

(3)	The amounts reported in this column for 2017 represent the annual incentive compensation payable to certain of our Named Executive Officers pursuant to their 2016 Employment Agreements and the Omnibus Plan. Specifically, because the Company’s Compensation Pre-Tax Income for 2017 was greater than the $125 million target set forth in their agreements, Mr. Downes was entitled to an annual incentive award equal to 4% of Compensation Pre-Tax Income, and Mr. Springer was entitled to an annual incentive award equal to 2.5% of Compensation Pre-Tax Income. Mr. Donaghy was entitled to an annual incentive award equal to 1.5% of the Company’s Compensation Net Income.

(4)	For further details regarding all other compensation contained in this column, see the “2017 All Other Compensation” table below.

2017 All Other Compensation Table

The following table sets forth amounts related to the “All Other Compensation” column in the Summary Compensation Table for the year ended December 31, 2017.

	Insurance Premiums
Name	Medical/ Dental	Life/ Disability	Long-Term Care	401(k) Match	Auto Allowance and Related Expenses	Total
Sean P. Downes	$26,946	$10,708	$2,614	$13,500	$6,000	$59,768
Jon W. Springer	$5,555	$1,757	—	$13,500	$7,200	$28,012
Stephen J. Donaghy	$32,527	$4,591	$8,851	$13,500	$6,000	$65,469
Frank C. Wilcox	—	—	—	$13,500	$2,908	$16,408
Kimberly D. Cooper	—	—	—	$13,500	$4,800	$18,300

UNIVERSAL INSURANCE HOLDINGS, INC.	Proxy Statement	19

EXECUTIVE COMPENSATION—CONTINUED

2017 Grants of Plan-Based Awards

The following table sets forth certain information with respect to grants of executive compensation plan-based awards to the Named Executive Officers during the year ended December 31, 2017.

Name	Grant Date	Estimated Future Payouts under Non-Equity Incentive Plan Awards		Estimated Future Payouts under Equity Incentive Plan Awards				All Other Option Awards: Number of Securities Underlying Options (#)		Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards (4)
		Threshold ($)		Threshold (#)	Target (#)		Maximum (#)
Sean P. Downes	1/20/2017	—		—	110,294	(1)	—	—		—	$2,999,997
	1/20/2017	$2,370,000	(2)	—	—		—	—		—	—
	1/20/2017	—		—	—		—	650,000	(3)	$27.20	$6,613,750
Jon W. Springer	1/20/2017	—		—	36,765	(1)	—	—		—	$1,000,008
	1/20/2017	$1,481,250	(2)	—	—		—	—		—	—
	1/20/2017	—		—	—		—	147,420	(3)	$27.20	$1,499,999
Stephen J. Donaghy	—	—	(5)	—	—		—	—		—	—
Frank C. Wilcox	—	—		—	—		—	—		—	—
Kimberly D. Cooper	—	—		—	—		—	—		—	—
(1)	PSUs granted to Mr. Downes and Mr. Springer pursuant to the terms of their 2016 Employment Agreements. These PSUs are subject to both performance-based and time-based vesting conditions.

(2)	For Mr. Downes and Mr. Springer, this amount represents the threshold annual incentive award they would receive if the Company earned at least $113.5 million in Compensation Pre-Tax Income in 2017. If so, then Mr. Downes and Mr. Springer would receive a threshold amount of at least 3% and 1.875% of Compensation Pre-Tax Income, respectively.

(3)	These stock options were issued pursuant to Messrs. Downes’s and Springer’s 2016 Employment Agreements. Although Mr. Downes is entitled to receive $4.4 million of stock options annually pursuant to his 2016 Employment Agreement, the Omnibus Plan caps the number of stock options that any individual can receive in a calendar year to 650,000. Mr. Downes received 450,000 stock options, with a grant date fair value of $2.7 million, pursuant to his 2016 Employment Agreement in 2016, as his signing bonus of 200,000 stock options in 2016 capped him at 650,000 stock options for 2016. Accordingly, the remaining amount of stock options he did not receive in 2016 was granted in 2017. As a result, in 2017, Mr. Downes received 650,000 stock options, with a grant date fair value of $6.6 million, which includes the 2016 carryover amount.

(4)	The amounts shown in this column are valued based on the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. See notes (1) and (2) of the 2017 Summary Compensation Table above for a discussion of the relevant assumptions used in calculating these amounts.

(5)	Mr. Donaghy is entitled to receive an annual incentive award of 1.5% of the Company’s Compensation Net Income, whatever that amount happens to be. Accordingly, there is no threshold amount of this award.

20	UNIVERSAL INSURANCE HOLDINGS, INC.	Proxy Statement

EXECUTIVE COMPENSATION—CONTINUED

2017 Outstanding Equity Awards at Year-End

The following table sets forth certain information with respect to the Named Executive Officers with regard to unexercised options, stock that has not vested and equity incentive plan awards outstanding as of December 31, 2017.

	Options Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (Exercisable)	Number of Securities Underlying Unexercised Options (Unexercisable)		Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested (8)
Sean P. Downes	—	100,000	(1)	$8.01	11/12/2020	—		—
	175,000	125,000	(2)	$24.18	6/15/2022	—		—
	66,666	133,334	(3)	$19.52	2/28/2026	—		—
	150,000	300,000	(4)	$19.52	2/28/2026	—		—
	—	650,000	(5)	$27.20	1/20/2027	—		—
	—	—		—	—	43,141	(6)	$1,179,906
	—	—		—	—	110,294	(7)	$3,016,541
Jon W. Springer	22,333	44,667	(3)	$19.52	2/28/2026	—		—
	82,508	165,017	(3)	$19.52	2/28/2026	—		—
	—	147,420	(5)	$27.20	1/20/2027	—		—
	—	—		—	—	14,380	(6)	$393,293
	—	—		—	—	36,765	(7)	$1,005,523
Stephen J. Donaghy	—	66,667	(1)	$8.01	11/12/2020	—		—
Frank C. Wilcox	16,666	8,334	(9)	$24.58	3/13/2020	—		—
Kimberly D. Cooper	16,666	8,334	(9)	$24.58	3/13/2020	—		—

(1)	The options held by Messrs. Downes and Donaghy with an exercise price of $8.01 will vest on November 12, 2018.

(2)	The options held by Mr. Downes with an exercise price of $24.18 will vest: 75,000 shares on June 15, 2018 and 50,000 shares on June 15, 2019.

(3)	The options held by Messrs. Downes and Springer with an exercise price of $19.52 will ratably vest on February 28, 2018 and 2019.

(4)	The options held by Mr. Downes with an exercise price of $19.52 will ratably vest on January 15, 2018 and 2019.

(5)	The options held by Messrs. Downes and Springer with an exercise price of $27.20 will ratably vest on January 20, 2018, 2019 and 2020.

(6)	The PSUs held by Messrs. Downes and Springer that are subject to time-based vesting conditions will ratably vest on January 1, 2018 and 2019.

(7)

The PSUs held by Messrs. Downes and Springer are subject to both performance-based and time-based vesting conditions: assuming the performance condition is satisfied, two-thirds of the PSUs will vest on January 20, 2018 and one-sixth of the PSUs on each of January 20, 2018 and 2019.

(8)	Calculated based on closing stock price of $27.35 on December 29, 2017.

(9)	The options held by Mr. Wilcox and Ms. Cooper will vest on March 13, 2018.

Options Exercised and Stock Vested

The following table sets forth certain information with respect to the Named Executive Officers concerning options exercised and stock vested during the year ended December 31, 2017.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
Sean P. Downes	200,000	$3,588,000	86,281	$2,480,579
Jon W. Springer	266,667	$4,966,674	28,761	$826,879
Stephen J. Donaghy	133,333	$2,445,327	—	—
Frank C. Wilcox	—	—	—	—
Kimberly D. Cooper	—	—	—	—

UNIVERSAL INSURANCE HOLDINGS, INC.	Proxy Statement	21

EXECUTIVE COMPENSATION—CONTINUED

Employment Agreements and Potential Payments Upon Termination or Change in Control

The following summaries describe the material terms of the 2016 Employment Agreements for Messrs. Downes, Springer and Donaghy and Mr. Wilcox’s 2016 Employment Agreement and 2018 Employment Agreement.

2016 Employment Agreement with Mr. Downes

Pursuant to his 2016 Employment Agreement, Mr. Downes is entitled to receive an annual base salary of $2,217,500, which amount will not be increased or decreased during the three-year term of the agreement. Mr. Downes is entitled to receive an annual cash incentive award if the Company’s Compensation Pre-Tax Income is not less than a “PTI Floor”. For 2016, the PTI Floor was $79 million. For 2017 and 2018, the PTI Floor will be 85% of the average of the Company’s Compensation Pre-Tax Income for the prior five calendar years. In the event the PTI Floor is met, then Mr. Downes is entitled to receive an annual cash incentive award equal to 3% of the Company’s Compensation Pre-Tax Income if such amount is greater than the PTI Floor but less than or equal to $125 million; and Mr. Downes is entitled to receive an annual cash incentive award equal to 4% of the Company’s Compensation Pre-Tax Income if the Company’s PTI Floor is greater than $125 million. Mr. Downes is also entitled to receive an annual grant of PSUs with a target value of $3 million and stock options with a grant date fair value of $4.4 million. See “2017 Compensation Components” for more information about these grants.

In the event of a change in control and Mr. Downes is terminated without cause or resigns for good reason within 24 months after such change in control, Mr. Downes would be entitled to a lump-sum cash amount equal to 48 months’ base salary, plus two times any bonus paid for the preceding fiscal year, subject to his execution of a general release of claims in favor of the Company. All stock options and PSUs would immediately vest and become exercisable and payable, respectively. All such change in control payments would be reduced to the extent they would constitute an “excess parachute payment” within the meaning of Section 280G of the Code, if such reduction would result in Mr. Downes receiving a higher net after-tax amount.

If Mr. Downes is terminated without cause or resigns for good reason, he would be entitled to a lump-sum cash amount equal to 12 months’ base salary and 12 months of COBRA coverage, subject to his execution of a general release of claims in favor of the Company. He would also be entitled to receive a pro rata portion of his annual incentive award for the year of termination, calculated on the basis of the Company’s actual performance for such year. Any stock options that would have vested had he been continuously employed through the end of the one-year period following the termination date will fully vest as of the termination date and shall remain exercisable for one year. In addition, any PSUs that would have vested had he been continuously employed through the end of the one-year period following the termination date will vest based on actual performance for the full performance year, determined after the end of the performance year.

If Mr. Downes becomes disabled during the term of his agreement, then the Company would be entitled to suspend his officership, but Mr. Downes would be entitled to remain an employee of the Company and receive his compensation and benefits for the lesser of

(i) one year from the date of such suspension or (ii) the date on which he is first eligible for long-term disability payments under the Company’s long-term disability plan. If Mr. Downes is terminated due to disability or dies during the term of his agreement, he or his estate, respectively, would be entitled to receive a pro rata portion of his annual incentive award for the year of termination, calculated on the basis of the Company’s actual performance for such year.

Mr. Downes’s agreement also contains noncompete, nondisparagement, nonsolicitation and confidentiality provisions.

2016 Employment Agreement with Mr. Springer

Pursuant to his 2016 Employment Agreement, Mr. Springer is entitled to receive an annual base salary of $1,340,625, which amount will not be increased or decreased during the two-year term of the agreement. Mr. Springer is entitled to receive an annual cash incentive award in 2016 and 2017 if the Company’s Compensation Pre-Tax Income for those periods is not less than the same PTI Floor applicable to Mr. Downes’s annual cash incentive award. In the event the PTI Floor is met, then Mr. Springer is entitled to receive an annual cash incentive award equal to 1.875% of the Company’s Compensation Pre-Tax Income if such amount is greater than the PTI Floor but less than or equal to $125 million; and Mr. Springer is entitled to receive an annual cash incentive award equal to 2.5% of the Company’s Compensation Pre-Tax Income if the Company’s PTI Floor is greater than $125 million. Mr. Springer is also entitled to receive an annual grant of PSUs with a target value of $1 million and annual grant of stock options with a grant date fair value of $1.5 million, both subject to the same terms and conditions applicable to Mr. Downes’s PSUs and stock options, respectively.

In the event of a change in control and Mr. Springer is terminated without cause or resigns for good reason within 24 months after such change in control, Mr. Springer would be entitled to a lump-sum cash amount equal to 48 months’ base salary, plus two times any bonus paid for the preceding fiscal year, subject to his execution of a general release of claims in favor of the Company. All stock options and PSUs would immediately vest and become exercisable and payable, respectively. All such change in control payments would be reduced to the extent they would constitute an “excess parachute payment” within the meaning of Section 280G of the Code, if such reduction would result in Mr. Springer receiving a higher net after-tax amount.

If Mr. Springer is terminated without cause or resigns for good reason, he would be entitled to a lump-sum cash amount equal to 12 months’ base salary and 12 months of COBRA coverage, subject to his execution of a general release of claims in favor of the Company. He would also be entitled to receive a pro rata portion of his annual incentive award for the year of termination, calculated on the basis of the Company’s actual performance for such year. Any stock options that would have vested had he been continuously employed through the end of the one-year period following the termination date will fully vest as of the termination date and shall remain exercisable for one year. In addition, any PSUs that would have vested had he been continuously employed through the end of the one-year period following the termination date will vest based on actual performance for the full performance year, determined after the end of the performance year.

22	UNIVERSAL INSURANCE HOLDINGS, INC.	Proxy Statement

EXECUTIVE COMPENSATION—CONTINUED

If Mr. Springer becomes disabled during the term of his agreement, then the Company would be entitled to suspend his officership, but Mr. Springer would be entitled to remain an employee of the Company and receive his compensation and benefits for the lesser of (i) one year from the date of such suspension or (ii) the date on which he is first eligible for long-term disability payments under the Company’s long-term disability plan. If Mr. Springer is terminated due to disability or dies during the term of his agreement, he or his estate, respectively, would be entitled to receive a pro rata portion of his annual incentive award for the year of termination, calculated on the basis of the Company’s actual performance for such year.

Mr. Springer’s agreement also contains noncompete, nondisparagement, nonsolicitation and confidentiality provisions.

2016 Employment Agreement with Mr. Donaghy

Pursuant to his 2016 Employment Agreement, Mr. Donaghy is entitled to receive an annual base salary of $804,375, with any subsequent increases at the discretion of the Compensation Committee, and an annual cash incentive award equal to 1.5% of the Company’s Compensation Net Income.

In the event of a change in control and Mr. Donaghy is terminated without cause or resigns for good reason within 24 months after such change in control, Mr. Donaghy would be entitled to a lump-sum cash amount equal to 24 months’ base salary, and all stock options would immediately vest and become exercisable. All such change in control payments would be reduced to the extent they would constitute an “excess parachute payment” within the meaning of Section 280G of the Code.

If Mr. Donaghy is terminated without cause or resigns for good reason, he would be entitled to receive a lump-sum cash amount equal to his base salary for the remaining term of the agreement, which expires on December 31, 2017, and a pro rata portion of his annual incentive award for the year of termination, calculated on the basis of the Company’s actual performance for such year, subject to his execution of a general release of claims in favor of the Company.

Mr. Donaghy’s agreement also contains noncompete, nondisparagement, nonsolicitation and confidentiality provisions.

2016 and 2018 Employment Agreements with Mr. Wilcox

Pursuant to his 2016 Employment Agreement, Mr. Wilcox is entitled to receive an annual base salary of $375,000 until October 1, 2017; his 2018 Employment Agreement increased his annual base salary to $412,500 as of October 1, 2017, with any subsequent increases to be determined by the Compensation Committee based on a recommendation by Mr. Downes, and an annual bonus as determined by the Compensation Committee in its sole discretion.

Under the 2018 Employment Agreement, if Mr. Wilcox is terminated without cause, he would be entitled to receive a lump-sum cash amount equal to his base salary for the remaining term of the agreement, which expires on December 31, 2019, subject to his execution of a general release of claims in favor of the Company.

Mr. Wilcox’s agreement also contains noncompete, nondisparagement, nonsolicitation and confidentiality provisions.

2017 Potential Payments Upon Termination or Change in Control Table(1)

The following table presents the potential payments to which our Named Executive Officers would have been entitled to assuming a termination or change in control had occurred as of December 31, 2017.

Name	Benefit	Termination Without Cause or for Good Reason (2)		Upon Change in Control (3)	Upon Death (4)	Upon Disability (4)
Sean P. Downes	Base Salary	$2,217,500		$8,870,000	—	—
	Annual Incentive Award	$7,361,883		$14,066,048	$7,361,883	$7,361,883
	Equity Compensation(5)	$6,501,710		$10,017,202	—	—
	Other Post-Employment Obligations	—	(6)	—	—	—
Jon W. Springer(7)	Base Salary	—		—	—	—
	Annual Incentive Award	—		—	—	—
	Equity Compensation(5)	—		—	—	—
	Other Post-Employment Obligations	—		—	—	—
Stephen J. Donaghy(7)	Base Salary	—		—	—	—
	Annual Incentive Award	—		—	—	—
	Equity Compensation(5)	—		—	—	—
Frank C. Wilcox(8)	Base Salary	$825,000		—	—	—
Kimberly D. Cooper	—	—		—	—	—

(1)	If the payments and benefits to a Named Executive Officer under his respective agreement or another plan, arrangement or agreement would subject the Named Executive Officer to the excise tax imposed by Section 4999 of the Code, then such payments will be reduced by the minimum amount necessary to avoid such excise tax, if such reduction would result in the Named Executive Officer receiving a higher net after-tax amount. The amounts reflected in this table do not reflect the application of any reduction in compensation or benefits pursuant to the terms of the 2016 and 2018 Employment Agreements.

UNIVERSAL INSURANCE HOLDINGS, INC.	Proxy Statement	23

EXECUTIVE COMPENSATION—CONTINUED

(2)	The amounts in this column assume a termination of employment without “cause” or for “good reason” on December 31, 2017, and no prior change in control. For Mr. Downes, these amounts represent: (i) a lump-sum cash payment equal to his base salary for a period equal to the remaining term of his 2016 employment agreement, which expires December 31, 2018, (ii) his pro rata portion of his 2017 annual incentive award, and (iii) equity compensation (stock options and PSUs) that would have vested had he been continuously employed by the Company through the end of the one-year period following the termination date. For Mr. Wilcox, this amount represents a lump-sum cash payment equal to his base salary for a period equal to the remaining term of his 2018 employment agreement, which expires December 31, 2019.

(3)	The amounts in this column assume a termination of employment without “cause” or for “good reason” on December 31, 2017, within 24 months after a change in control. With respect to Mr. Downes, the amounts represent (i) four times his then-annual rate of base salary, (ii) two times his 2016 annual incentive award, and (iii) all equity compensation (stock options and PSUs) held by Mr. Downes would immediately vest and become exercisable.

(4)	The amounts in this column represent Mr. Downes’s pro rata portion of his 2017 annual incentive award.

(5)	Includes the “intrinsic value” as of December 31, 2017 (that is, the value based upon the last reported sales price of our common stock on the NYSE on December 29, 2017, $27.35, and in the case of options, minus the exercise price) of equity awards that would become exercisable or vested in the event of termination of employment and change-in-control assuming the awards are not assumed or substituted. For all outstanding equity awards owned by our Named Executive Officers as of December 31, 2017, see the 2017 Outstanding Equity Awards at Year-End table above.

(6)	Mr. Downes is also entitled to up to 12 months of COBRA payments in the event of termination without cause or for good reason.

(7)	As of December 31, 2017, the 2016 Employment Agreements for Messrs. Springer and Donaghy were no longer in effect, and if, in fact, Messrs. Springer and Donaghy had actually been terminated on December 31, 2017, they would not have been legally entitled to receive any termination or change in control benefits. Accordingly, there are no amounts presented in this table for either of them. However, even though Messrs. Springer’s and Donaghy’s 2018 Employment Agreements are not retroactive to 2017, for informational purposes, the table below shows the termination and change in control benefits that each of them would have received if their 2018 Employment Agreements were in effect as of December 31, 2017.

(8)	As Mr. Wilcox’s 2018 Employment Agreement has retroactive effect and took effect as of October 1, 2017, the amounts shown here reflect his termination benefits under his 2018 Employment Agreement.

The following table presents the potential payments to Messrs. Springer and Donaghy if their 2018 Employment Agreements were in effect as of December 31, 2017.

Name	Benefit	Termination Without Cause or for Good Reason (a)		Upon Change in Control (b)	Upon Death (c)	Upon Disability (c)
Jon W. Springer	Base Salary	$1,340,625		$5,362,500	—	—
	Annual Incentive Award	$4,601,177		$8,791,280	$4,601,177	$4,601,177
	Equity Compensation(d)	$1,687,900		$3,062,754	—	—
	Other Post-Employment Obligations	—	(e)	—	—	—
Stephen J. Donaghy	Base Salary	$1,608,750		$1,608,750	—	—
	Annual Incentive Award	$1,600,381		—	—	—
	Equity Compensation(d)	—		$1,289,340	—	—

(a)	The amounts in this column assume a termination of employment without “cause” or for “good reason” on December 31, 2017, and no prior change in control. With respect to Mr. Springer, these amounts represent: (i) a lump-sum cash payment equal to his base salary for a period equal to the remaining term of his 2018 employment agreement, which expires December 31, 2018, (ii) his pro rata portion of his 2017 annual incentive award, and (iii) equity compensation (stock options and PSUs) that would have vested had he been continuously employed by the Company through the end of the one-year period following the termination date. With respect to Mr. Donaghy, these amounts represent (i) a lump-sum cash payment equal to his base salary for a period equal to the remaining term of his 2018 employment agreement, which expires December 31, 2019, and (ii) his pro rata portion of his 2017 annual incentive award.

(b)	The amounts in this column assume a termination of employment without “cause” or for “good reason” on December 31, 2017, within 24 months after a change in control. With respect to Mr. Springer, the amounts represent (i) four times his then-annual rate of base salary, (ii) two times his 2016 annual incentive award, and (iii) all equity compensation (stock options and PSUs) held by Mr. Springer would immediately vest and become exercisable. With respect to Mr. Donaghy, the amounts represent (i) a lump-sum cash payment equal to his base salary for a period equal to the remaining term of his 2018 employment agreement, which expires December 31, 2019, and (ii) all equity compensation (stock options and PSUs) held by Mr. Donaghy would immediately vest and become exercisable.

(c)	The amounts in this column represent Mr. Springer’s pro rata portion of his 2017 annual incentive award.

(d)	Includes the “intrinsic value” as of December 31, 2017 (that is, the value based upon the last reported sales price of our common stock on the NYSE on December 29, 2017, $27.35, and in the case of options, minus the exercise price) of equity awards that would become exercisable or vested in the event of termination of employment and change-in-control assuming the awards are not assumed or substituted. For all outstanding equity awards owned by our Named Executive Officers as of December 31, 2017, see the 2017 Outstanding Equity Awards at Year-End table above.

(e)	Mr. Springer is also entitled to up to 12 months of COBRA payments in the event of termination without cause or for good reason.

24	UNIVERSAL INSURANCE HOLDINGS, INC.	Proxy Statement

EXECUTIVE COMPENSATION—CONTINUED

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

THE COMPENSATION COMMITTEE

Michael A. Pietrangelo, Chair

Richard D. Peterson

Joel M. Wilentz, M.D.

Equity Compensation Plan Information

The following table sets forth certain information with respect to all of our equity compensation plans in effect as of the year ended December 31, 2017.

Plan Category	Number of Securities to Be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in First Column)
Equity compensation plans approved by security holders (1)	1,325,024	$18.62	2,064,493
Equity compensation plans not approved by security holders	—	—	—

Total	1,325,024	$18.62	2,064,493

(1)	Plans previously approved by the shareholders include the Omnibus Plan.

CEO Pay Ratio

For 2017:

•	the median of the annual total compensation of all employees of our company (other than our CEO) was $74,179; and

•	the annual total compensation of our CEO, as reported in the Summary Compensation Table included in this Proxy Statement, was $19,252,897.

Based on this information, for 2017, the ratio of the annual total compensation of Mr. Downes, our Chief Executive Officer, to the median of the annual total compensation of all employees, calculated in a manner consistent with Item 402(u) of Regulation S-K, was 260 to 1.

To identify the median employee, we reviewed our employee population as of December 31, 2017 and compensation for the period of January through December 31, 2017 as reported to the Internal Revenue Service on Form W-2 in Box 1, which we determined reasonably reflects the compensation of our employees. Once we identified our median employee, we combined all of the elements of such employee’s compensation for the full 2017 year in accordance with the requirements of Item 402 of Regulation S-K.

SEC rules for identifying the median employee and calculating the pay ratio allow companies to use various methodologies and assumptions. As a result, the pay ratio reported by us may not be comparable to the pay ratio reported by other companies.

ITEM 2: ADVISORY VOTE TO APPROVE THE COMPENSATION PAID TO THE COMPANY’S NAMED EXECUTIVE OFFICERS

In accordance with Section 14A of the Exchange Act, we are asking shareholders to approve the compensation paid to our Named Executive Officers, as disclosed in this Proxy Statement on pages 14-24 (the “Say on Pay Vote”). Although the voting results are not binding, we value continuing and constructive feedback from our shareholders on compensation and other important matters, and the Compensation Committee will consider the voting results when evaluating our executive compensation program.

We believe that our executive compensation program aligns the interests of the Company’s executives and other key employees with those of the Company and its shareholders. The program is intended to attract, retain and motivate high caliber executive talent to enable the Company to maximize operational efficiency and long-term profitability.

We ask for your advisory approval of the following resolution:

“RESOLVED, that the shareholders hereby approve, on an advisory basis, the compensation paid to Universal Insurance Holding, Inc.’s Named Executive Officers, as described in this Proxy Statement on pages 14-24.”

THE BOARD RECOMMENDS A VOTE FOR APPROVAL OF THE COMPENSATION PAID TO THE COMPANY’S NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT.

UNIVERSAL INSURANCE HOLDINGS, INC.	Proxy Statement	25

AUDIT MATTERS

AUDIT MATTERS

Independent Auditor

The Audit Committee retained Plante & Moran, PLLC (“Plante & Moran”) to audit our consolidated and combined financial statements for 2017. In addition, the Audit Committee retained Plante & Moran to provide tax services in 2017. We understand the need for Plante & Moran to maintain objectivity and independence in its audit of our financial statements. To minimize relationships that could appear to impair the objectivity of Plante & Moran, our Audit Committee has restricted the non-audit services that Plante & Moran may provide to us to tax services.

Policy on Audit Committee Preapproval of Audit and Permissible Non-Audit Services

All audit and non-audit services must be preapproved by the Audit Committee. In 2017, the Audit Committee approved Plante & Moran’s provision of tax services, based on its conclusion that the provision of such services was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions.

Accounting Fees and Services

The following table presents fees paid for the audit of our annual financial statements and all other professional services rendered by Plante & Moran, PLLC for the years ended December 31, 2017 and 2016.

	For the Years Ended December 31,
	2017	2016
Audit fees	$754,750	$732,000
Audit-related fees	$7,670	$6,485
Tax fees	$86,925	$72,250
All other fees	—	—
Total fees	$849,345	$810,735

In the table at the left, in accordance with SEC rules, “Audit” fees are fees that we paid to Plante & Moran for (i) the audit of the Company’s annual financial statements included in the Annual Report on Form 10-K for fiscal year ended December 31, 2017 and review of financial statements included in the Quarterly Reports on Form 10-Q for the first, second and third quarters of 2017, and (ii) services that are normally provided by the auditor in connection with statutory and regulatory filings or engagements. “Tax” fees are fees for tax compliance, tax advice and tax planning.

ITEM 3: RATIFICATION OF SELECTION OF PLANTE & MORAN PLLC AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF THE COMPANY FOR 2018

We are asking our shareholders to ratify the selection of Plante & Moran as our independent registered public accounting firm for 2018. The Audit Committee has approved the selection of Plante & Moran as our independent registered public accounting firm for 2018, and Plante & Moran is currently our independent registered public accounting firm.

Although the Company is not required to seek shareholder approval of this appointment, the Board believes that doing so is consistent with good corporate governance practices. If the selection is not ratified, the Audit Committee will explore the reasons for shareholder rejection and whether it is appropriate to select another independent auditor.

Representatives of Plante & Moran are expected to be available at the annual meeting, by telephone, to respond to appropriate questions, and will have the opportunity to make a statement if they so choose.

THE BOARD RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF PLANTE & MORAN, PLLC AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2018.

26	UNIVERSAL INSURANCE HOLDINGS, INC.	Proxy Statement

AUDIT MATTERS—CONTINUED

Audit Committee Report

The Audit Committee reviews and makes recommendations to the Board concerning the reliability and integrity of the Company’s financial statements and the adequacy of its system of internal controls and processes to assure compliance with the Company’s policies and procedures, Code of Conduct and applicable laws and regulations. The Audit Committee annually recommends the Company’s independent auditor for appointment by the Board and ratification by the shareholders and evaluates the independence, qualifications and performance of the Company’s independent auditor. The Audit Committee discusses with management the Company’s policies regarding risk assessment and risk management, evaluation of the Company’s major financial risk exposures and the steps management has taken to monitor and manage such exposures within the Company’s risk tolerance. The Audit Committee oversees the Company’s internal audit function. It establishes procedures for and oversees receipt, retention and treatment of complaints received by the Company regarding accounting, internal control or auditing matters and the confidential, anonymous submission by the Company’s employees of concerns regarding questionable accounting or auditing matters.

This report of the Audit Committee is with respect to the Company’s audited financial statements for the fiscal year ended December 31, 2017, which include the balance sheets of the Company as of December 31, 2017 and 2016, and the related statements of income, shareholders’ equity and cash flows for the years ended December 31, 2017, 2016 and 2015 and the notes thereto (collectively, “Audited Financial Statements”).

The Audit Committee of the Board is comprised of the three directors named below. Each member of the Audit Committee meets the independence requirements under the applicable rules of the SEC and NYSE.

The Audit Committee reviewed and discussed the Company’s Audited Financial Statements with management. The Audit Committee discussed with Plante & Moran, our independent registered public accounting firm for 2017, the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC, and matters related to the conduct of the audit of the Audited Financial Statements.

The Audit Committee received written disclosures and the letter from Plante & Moran required by the applicable requirements of the PCAOB and discussed with Plante & Moran its independence from the Company.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board that the Company’s Audited Financial Statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017.

THE AUDIT COMMITTEE

Richard D. Peterson, Chair

Darryl L. Lewis

Ozzie A. Schindler

UNIVERSAL INSURANCE HOLDINGS, INC.	Proxy Statement	27

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Our Code of Conduct addresses related party transactions, including transactions between the Company and our directors or executive officers, or their respective family members. Pursuant to the Code of Conduct, directors, officers and employees must notify the Chairman of the Audit Committee and the Chairman of the Board in writing of the existence of any relationship or transaction that may pose an actual or potential conflict of interest. Transactions between the Company and any of our executive officers or directors, and their respective family members, require the approval of a majority of disinterested directors. With respect to all other employees, outside legal counsel, acting independently, or the Board may determine whether a conflict exists. Any waivers of this policy as to an officer or director may only be approved by the Board. There are no family relationships among our current executive officers or directors.

The following discussion sets forth the relationships and transactions known by management to involve the Company or its subsidiaries and our directors or executive officers, or their respective family members, or the beneficial owners of more than 5% of any class of our outstanding stock. In each case, pursuant to the Code of Conduct, these relationships and transactions have been disclosed to the Board and a disinterested majority of the Board has approved the transaction or, in the case of an ongoing relationship that was presented to the Board, permitted the continuation and renewal of such relationship.

Dennis J. Downes, the father of Sean P. Downes, our Chairman and Chief Executive Officer, became an employee of the Company as of November 30, 2013. As Senior Vice President of Claims, Mr. Downes is entitled to an annual base salary of $250,000 and an annual performance bonus. Mr. Downes received $350,000 in salary and bonus in 2017.

Matthew J. Palmieri is the son of Ralph J. Palmieri, a director of the Company. Matthew Palmieri is the President of Blue Atlantic, a wholly-owned subsidiary of the Company; he joined the Company in June 2006. Mr. Ralph Palmieri was first appointed to the Board in 2014. In 2017, pursuant to an employment agreement with Blue Atlantic, Mr. Matthew Palmieri was entitled to receive an annual base salary of $385,000 and an annual bonus at the discretion of Blue Atlantic. Mr. Palmieri is entitled to participate in benefit plans generally available to Blue Atlantic employees in similar positions and in equity incentive plans available to Blue Atlantic employees, including the Omnibus Plan. Mr. Palmieri is also entitled to receive an automobile allowance and life insurance benefits. In 2017, Mr. Palmieri received $635,000 in salary and bonus.

28	UNIVERSAL INSURANCE HOLDINGS, INC.	Proxy Statement

BENEFICIAL OWNERSHIP

BENEFICIAL OWNERSHIP

The following tables set forth certain information as of April 16, 2018 relating to the beneficial ownership of our preferred stock and common stock by (i) all persons that we know beneficially own more than 5% of any class of the Company’s outstanding stock, (ii) each of our Named Executive Officers and directors and (iii) all of our executive officers and directors as a group. In certain instances, knowledge of the beneficial ownership of common stock is drawn from statements filed with the SEC pursuant to Section 13(d) or 13(g) of the Exchange Act. Except as otherwise indicated, to our knowledge, each shareholder listed in the tables below has sole voting and investment power with respect to the shares beneficially owned by the shareholder.

Ownership of Series A Preferred Stock

As of April 16, 2018, the following table sets forth information regarding the number and percentage of shares of preferred stock held by the person who is known by the Company to beneficially own the outstanding shares of our Series A preferred stock. This holder is neither a director nor an executive officer.

Name and Address (1)	Amount and Nature of Beneficial Ownership	Percent of Class

Phylis R. Meier	9,975	100%
(1)	The mailing address of Ms. Meier is c/o Universal Insurance Holdings, Inc., 1110 West Commercial Boulevard, Fort Lauderdale, Florida 33309.

UNIVERSAL INSURANCE HOLDINGS, INC.	Proxy Statement	29

BENEFICIAL OWNERSHIP—CONTINUED

Ownership of Common Stock

As of April 16, 2018, the following table sets forth information regarding the number and percentage of shares of our common stock beneficially owned by our directors and Named Executive Officers individually, our directors and executive officers as a group, and all persons who are known by the Company to beneficially own or exercise voting or dispositive control more than 5% of our common stock:

Name and Address of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership (2)	Percent of Class (3)
Beneficial Owners of More than 5% of Our Common Stock
BlackRock, Inc. (4)	4,090,926	11.7%
The Vanguard Group (5)	3,132,359	8.9%
Named Executive Officers and Directors
Scott P. Callahan (6)	38,536	*
Kimberly D. Cooper (7)	25,000	*
Stephen J. Donaghy	468,607	1.3%
Sean P. Downes (8)	1,840,807	5.2%
Darryl L. Lewis (9)	41,325	*
Ralph J. Palmieri (10)	54,017	*
Richard D. Peterson (11)	50,265	*
Michael A. Pietrangelo (12)	120,763	*
Ozzie A. Schindler (13)	96,000	*
Jon W. Springer (14)	587,124	1.7%
Frank C. Wilcox (15)	121,324	*
Joel M. Wilentz, M.D. (16)	268,623	*
Executive officers and directors as a group (12 people) (17)	3,712,391	10.6%
(1)	Unless otherwise noted, the mailing address of each shareholder is c/o Universal Insurance Holdings, Inc., 1110 West Commercial Boulevard, Fort Lauderdale, Florida 33309.

(2)

A person is deemed to be the beneficial owner of common stock that can be acquired by such person within 60 days from April 16, 2018, upon the exercise of stock options or conversion of preferred stock. Except as otherwise specified, each beneficial owner’s percentage ownership is determined by assuming that stock options and preferred stock that are held by such person (but not those held by any other person) and that are exercisable or convertible within 60 days from April 16, 2018, have been exercised or converted.

(3)	Asterisks represent percentage holdings below 1.0%.

(4)

Based solely on a Schedule 13G/A filed with the SEC on January 19, 2018 by BlackRock, Inc. At that time, BlackRock, Inc. reported sole voting power as to 4,029,068 shares and sole dispositive power as to 4,090,926 shares. The address of BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.

(5)

Based solely on a Schedule 13G/A filed with the SEC on February 9, 2018 by Vanguard Group Inc. At that time, The Vanguard Group reported sole voting power as to 54,895 shares, sole dispositive power as to 3,078,829 shares and shared dispositive power as to 53,530 shares. The address of Vanguard Group, Inc. is 100 Vanguard Blvd, Malvern, PA 19355.

(6)	Includes options held by Mr. Callahan to purchase an aggregate of 30,000 shares of common stock.

(7)	Consists of options held by Ms. Cooper to purchase an aggregate of 25,000 shares of common stock.

(8)	Includes options held by Mr. Downes to purchase an aggregate of 291,666 shares of common stock.

(9)	Includes options held by Mr. Lewis to purchase an aggregate of 40,000 shares of common stock.

(10)	Includes options held by Mr. Palmieri to purchase an aggregate of 50,000 shares of common stock.

(11)	Includes options held by Mr. Peterson to purchase an aggregate of 49,200 shares of common stock.

(12)	Includes options held by Mr. Pietrangelo to purchase an aggregate of 40,000 shares of common stock.

(13)	Includes options held by Mr. Schindler to purchase an aggregate of 40,000 shares of common stock.

(14)	Includes options held by Mr. Springer to purchase an aggregate of 71,473 shares of common stock.

(15)	Includes options held by Mr. Wilcox to purchase an aggregate of 25,000 shares of common stock.

(16)	Includes options held by Dr. Wilentz to purchase an aggregate of 40,000 shares of common stock.

(17)	See footnotes (2) and (6) – (16) above.

30	UNIVERSAL INSURANCE HOLDINGS, INC.	Proxy Statement

INFORMATION CONCERNING OUR ANNUAL MEETING, VOTING AND SHAREHOLDER PROPOSALS FOR THE 2018 ANNUAL MEETING

INFORMATION CONCERNING OUR ANNUAL MEETING, VOTING AND SHAREHOLDER PROPOSALS FOR THE 2018 ANNUAL MEETING

General Information

A proxy is your legal designation of another person to vote the stock you own. We have designated Frank C. Wilcox, our Chief Financial Officer, as proxy for our shareholders at the meeting.

Attendance at the Meeting

You need to bring a photo ID to gain admission to the meeting. Only shareholders and invited guests may attend the meeting. If you are a beneficial owner, you will need to bring your most recent brokerage statement with you to the meeting. We will use your brokerage statement to verify your ownership of shares and admit you to the meeting; however, you will not be able to vote your shares at the meeting without a legal proxy, as described under “How to Vote” in this section of the Proxy Statement.

How to Vote

If your shares are registered directly in your name with our registrar and transfer agent, Continental Stock Transfer & Trust Company, you are considered a shareholder “of record” with respect to those shares. If your shares are held in a brokerage account or with a bank, you are considered the “beneficial owner” of those shares.

Shareholders of Record. Shareholders of record can vote in any one of four ways:

•

Via the internet: Go to the website listed on your proxy card or on the Notice of Internet Availability of Proxy Materials to vote via the internet. You will need to follow the instructions on the website.

•	By telephone: Call the telephone number on your proxy card to vote by telephone. You will need to follow the instructions given by the voice prompts.

•	By mail: Sign, date and return the proxy card you received from the Company in the enclosed postage-paid envelope.

•	In person: Attend the meeting in person. See “Attendance at the Meeting” in this section of the Proxy Statement.

Beneficial Owners. If your shares are held beneficially in the name of a bank, broker or other holder of record (sometimes referred to as holding shares “in street name”), you will receive instructions from the holder of record, in the form of a Voting Instruction Form that you must follow in order for your shares to be voted. If you wish to vote in person at the meeting, you must obtain a legal proxy from the bank, broker or other holder of record that holds your shares, and bring it, or other evidence of stock ownership, with you to the meeting. See “Attendance at the Meeting” in this section of the Proxy Statement.

Shareholders Entitled to Vote

The record date for the meeting is April 16, 2018. Only owners of record at the close of business on the record date are entitled to receive notice of the meeting and to vote at the meeting and any adjournments of the meeting.

The securities to be voted at the meeting consist of shares of our common stock, with each share entitling its record owner to one vote, and shares of our Series A preferred stock, with each share entitling its record owner to one vote.

The table below sets forth the number and classes of Company stock entitled to vote at the meeting.

Class of Voting Stock	Number of Record Holders as of the Record Date	Number of Shares Outstanding and Entitled to Vote as of the Record Date
Common Stock	37	35,063,424
Series A Preferred Stock	1	9,975

Quorum Requirements

The presence, in person or by proxy, of at least a majority of the total number of outstanding shares of our common stock and preferred stock, taken together, is necessary to constitute a quorum at the meeting. If a quorum is not present at the meeting, a majority of the shares so represented may vote to adjourn the meeting without further notice.

Revoking a Proxy

After you have submitted a proxy, you may revoke such proxy prior to the completion of voting at the meeting by the following means:

•	sending written notice to Stephen J. Donaghy, Secretary, Universal Insurance Holdings, Inc., 1110 West Commercial Boulevard, Fort Lauderdale, Florida 33309;

•	delivering a later-dated proxy; or

•

appearing at the meeting and giving the Secretary notice of your intention to vote in person (unless you are a beneficial owner without a legal proxy, as described under “How to Vote” in this section of the Proxy Statement).

Tabulation of Voting Results

An independent inspector will certify the results of the vote regarding the election of directors.

UNIVERSAL INSURANCE HOLDINGS, INC.	Proxy Statement	31

INFORMATION CONCERNING OUR ANNUAL MEETING, VOTING AND SHAREHOLDER PROPOSALS FOR THE 2018 ANNUAL MEETING—CONTINUED

Voting Options for Each Item at the Annual Meeting

With respect to Item 1, the Election of Directors, you may vote “FOR” or “AGAINST” each nominee or you may “ABSTAIN” from voting.

With respect to Items 2 and 3, you may vote “FOR” or “AGAINST” such items or you may “ABSTAIN” from voting.

Votes Required to Pass Each Item

Each matter submitted to the shareholders requires the affirmative vote of a majority of the votes cast at the 2018 Annual Meeting.

Board Voting Recommendations for Each Item

The Board recommends that you vote your shares:

•	“FOR” the election of each of the director nominees to the Board (Item 1)

•	“FOR” the approval of the compensation paid to our Named Executive Officers (Item 2)

•	“FOR” the ratification of the appointment of Plante & Moran as our independent registered public accounting firm for the 2018 fiscal year (Item 3)

If you sign and return your proxy card, but do not give voting instructions, the shares represented by that proxy will be voted as recommended by the Board above.

Abstentions and Broker “Non-Votes”

Abstentions and broker non-votes are considered as shares represented for purposes of determining whether a quorum is present.

If you submit a proxy but select “ABSTAIN” from voting on a proposal, your shares will be represented at the meeting but will not have any impact on the voting results of a proposal. Abstentions are not considered “votes cast” on each proposal.

A broker non-vote occurs when a nominee holding shares for a beneficial owner (i.e., a broker) does not vote on a particular item because the nominee does not have discretionary voting power for that particular matter and has not received instructions from the beneficial owner. Under NYSE rules, ratification of the appointment of Plante & Moran as our independent registered public accounting firm for the 2018 fiscal year (Item 3) is considered a routine matter on which brokers will be permitted to vote in their discretion, even if the beneficial owners do not provide voting instructions. However, each of the other items is not considered to be a routine matter under NYSE rules, and brokers will not be permitted to vote on Items 1 or 2 if the beneficial owners fail to provide voting instructions. Broker non-votes will not have any impact on the voting results of a proposal.

Costs for Proxy Solicitations

We will bear the cost of soliciting proxies. Officers and regular employees of the Company may solicit proxies by a further mailing or personal conversations or via e-mail, telephone or facsimile, provided that they do not receive compensation for doing so.

Cameras and Recording Equipment Prohibited

Please note that cameras and sound or video recording equipment will not be permitted in the meeting room.

Householding

As permitted by the federal securities laws, only one copy of this Proxy Statement, the Annual Report and the Notice of 2018 Annual Meeting of Shareholders is being delivered to shareholders residing at the same address, unless the shareholders have notified us of their desire to receive multiple copies. This is known as householding. We will promptly deliver, upon oral or written request, a separate copy of these materials to any shareholder residing at an address to which only one copy was mailed. Requests for additional copies for the current year should be directed to Stephen J. Donaghy, Secretary, Universal Insurance Holdings, Inc., 1110 West Commercial Boulevard, Fort Lauderdale, Florida 33309 or (954) 958-1200.

Shareholders of record residing at the same address and currently receiving multiple copies of Proxy Statements may contact our registrar and transfer agent, Continental Stock Transfer & Trust Company, to request that only a single copy of the Proxy Statement be mailed in the future. Please contact the transfer agent by phone at (212) 509-4000 or by mail at 17 Battery Place, New York, NY 10004. Beneficial owners, as described above, should contact their broker or bank.

Where You Can Find More Information/Availability of Proxy Materials

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read any reports, statements or other information we file with the SEC at the SEC’s website at www.sec.gov.

THE NOTICE OF 2018 ANNUAL MEETING OF SHAREHOLDERS, THIS PROXY STATEMENT AND OUR ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2017, ARE FIRST EXPECTED TO BE MADE AVAILABLE AT HTTP://WWW.PROXYVOTE.COM ON APRIL 27, 2018.

Shareholder Proposal Deadline for 2019 Annual Meeting of Shareholders

Proposals that shareholders intend to present at the 2019 Annual Meeting of Shareholders and be included the proxy materials for such meeting pursuant to Rule 14a-8 under the Exchange Act must be received by the Company no later than December 28, 2018.

32	UNIVERSAL INSURANCE HOLDINGS, INC.	Proxy Statement

INFORMATION CONCERNING OUR ANNUAL MEETING, VOTING AND SHAREHOLDER PROPOSALS FOR THE 2018 ANNUAL MEETING—CONTINUED

In addition, a shareholder may wish to have a proposal presented at the 2019 Annual Meeting of Shareholders (including director nominations), but not to have such proposal included in our proxy materials relating to that meeting. Our bylaws establish an advance notice procedure for shareholder proposals to be brought before an annual meeting of shareholders. Pursuant to our bylaws, a shareholder proposal or nomination intended to be brought before the 2019 Annual Meeting of Shareholders must be delivered to the Company between March 15, 2019 and April 14, 2019.

All proposals or nominations a shareholder wishes to submit at the meeting should be directed to Stephen J. Donaghy, Secretary, Universal Insurance Holdings, Inc., 1110 West Commercial Boulevard, Fort Lauderdale, Florida 33309

UNIVERSAL INSURANCE HOLDINGS, INC.	Proxy Statement	33

OTHER MATTERS

OTHER MATTERS

The Company knows of no business that will be presented for action at the annual meeting other than those matters referred to herein. If other matters do come before the annual meeting, the persons named as proxies will act and vote according to their best judgment on behalf of the shareholders they represent.

BY ORDER OF THE BOARD OF DIRECTORS

Stephen J. Donaghy, Secretary

April 27, 2018

34	UNIVERSAL INSURANCE HOLDINGS, INC.	Proxy Statement

UNIVERSAL INSURANCE HOLDINGS, INC.
1110 WEST COMMERCIAL BLVD.
FORT LAUDERDALE, FL 33309

Investor Address Line 1
Investor Address Line 2
Investor Address Line 3
Investor Address Line 4
Investor Address Line 5
John Sample
1234 ANYWHERE STREET
ANY CITY, ON A1A 1A1

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our Company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

CONTROL # → 0000000000000000

NAME	SHARES
THE COMPANY NAME INC. - COMMON	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS A	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS B	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS C	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS D	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS E	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS F	123,456,789,012.12345
THE COMPANY NAME INC. - 401 K	123,456,789,012.12345

PAGE 1 OF 2

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: X

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR each of the following:

1.	Election of ten directors for an annual term ending in 2019.
Nominees

		For	Against	Abstain	The Board of Directors recommends you vote FOR Item 2.		For	Against	Abstain

1A	Scott P. Callahan	☐	☐	☐	2	Advisory vote to approve the compensation paid to the Company’s named executive officers.	☐	☐	☐

1B	Kimberly D. Cooper	☐	☐	☐	The Board of Directors recommends you vote FOR Item 3.		For	Against	Abstain

1C	Sean P. Downes	☐	☐	☐	3	Ratification of appointment of Plante & Moran, PLLC as the independent registered public	☐	☐	☐
1D	Darryl L. Lewis	☐	☐	☐		accounting firm of the Company for the fiscal year ending December 31, 2018.

1E	Ralph J. Palmieri	☐	☐	☐	NOTE: Such other business as may properly come before the meeting or any adjournment thereof.
1F	Richard D. Peterson	☐	☐	☐
1G	Michael A. Pietrangelo	☐	☐	☐
1H	Ozzie A. Schindler	☐	☐	☐
1I	Jon W. Springer	☐	☐	☐
1J	Joel M. Wilentz, M.D.	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Form 10-K and Notice & Proxy Statement are available at www.proxyvote.com

UNIVERSAL INSURANCE HOLDINGS, INC. Annual Meeting of Shareholders on June 13, 2018 This Proxy is Solicited on Behalf of the Board of Directors

The undersigned hereby appoints Frank C. Wilcox, with full power of substitution, as the lawful proxy of the undersigned and hereby authorizes him to represent and to vote as designated below all shares of common stock and Series A preferred stock of Universal Insurance Holdings, Inc. (“Company”) that the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders of the Company to be held at 9:00 a.m., Eastern Time, on Wednesday, June 13, 2018 at the Biltmore, 1 Lodge Street, Asheville, North Carolina 28803 and at any adjournment thereof. Holders of common stock and Series A preferred stock are entitled to one vote per share.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is given, this proxy will be voted “FOR” the election of all director nominees and “FOR” items 2 and 3.

Whether or not you plan to attend the meeting, you are urged to execute and return this proxy, which may be revoked at any time prior to its use.
(Continued, and to be marked, dated and signed, on the other side)